Exhibit 10.1

NOTE: PORTIONS OF THIS EXHIBIT INDICATED BY “[****]” HAVE BEEN OMITTED FROM THIS EXHIBIT AS THESE PORTIONS ARE NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

STOCK PURCHASE AGREEMENT

AMONG:

KENNETH C. STOCK,

GEORGIA STOCK AND

KENNETH C. STOCK AND GEORGIA STOCK 2020 TRUST,

AS THE SELLERS;

KENNETH C. STOCK,

AS THE SELLERS’ REPRESENTATIVE;

AND

MARINEMAX PRODUCTS, INC.,

AS THE BUYER,

DATED, FOR REFERENCE PURPOSES ONLY,

AS OF MAY 2, 2021

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TABLE OF CONTENTS

Article I Definitions	1
Article II Purchase and Sale of the KCS SHARES	1
2.1	Basic Transaction1
2.2	Purchase Price1
2.3	The Closing2
2.4	Net Working Capital, Cash, Company Expenses and Indebtedness Calculation and Purchase Price Adjustment2
2.5	Withholding Rights5
Article III Representations and Warranties Concerning the Transaction	5
3.1	The Sellers’ Representations and Warranties5
3.2	The Buyer’s Representations and Warranties6
Article IV Representations and Warranties Concerning the CompanIes	7
4.1	Organization, Qualification, and Corporate Power7
4.2	Capitalization7
4.3	Non-contravention8
4.4	Brokers’ Fees8
4.5	Title to Assets8
4.6	Subsidiaries8
4.7	Financial Statements9
4.8	Events Subsequent to Most Recent Fiscal Year End9
4.9	Undisclosed Liabilities; Indebtedness10
4.10	Legal Compliance11
4.11	Tax Matters13
4.12	Real Property16
4.13	Intellectual Property19
4.14	Assets21
4.15	Contracts21
4.16	Notes and Accounts Receivable23
4.17	Powers of Attorney23

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4.18	Insurance23
4.19	Litigation24
4.20	Employees25
4.21	Employee Benefits27
4.22	Guaranties30
4.23	Environmental, Health and Safety Matters30
4.24	Inventory32
4.25	Product Warranty32
4.26	Product Liability33
4.27	Certain Business Relationships with the Companies33
4.28	Customers and Suppliers33
4.29	PPP Loan33
4.30	No Other Representations or Warranties34
Article V REAL ESTATE MATTERS	35
5.1	Title Insurance35
5.2	Surveys35
Article VI Post-Closing Covenants	35
6.1	General35
6.2	Litigation Support35
6.3	Transition36
6.4	Seller Confidentiality36
6.5	Covenant Not to Compete36
6.6	Non-Solicitation37
6.7	Sellers Release37
6.8	Company Books and Records38
6.9	Officers’ and Directors’ Liability38
6.10	PPP Loans39
6.11	Business Interruption Claim39
Article VII CLOSING OBLIGATIONS	39
7.1	The Seller’s Obligations39
7.2	The Buyer’s Obligation41
Article VIII Remedies for Breaches of this Agreement	41
8.1	Survival of Representations and Warranties41

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8.2	Indemnification Provisions for the Buyer’s Benefit42
8.3	R&W Insurance46
8.4	Indemnification Provisions for the Sellers’ Benefit46
8.5	Matters Involving Third Parties46
8.6	Direct Claims48
8.7	Escrow48
8.8	Environmental Indemnification48
8.9	Tax Treatment of Indemnification Payments49
Article IX TAX MATTERS	49
9.1	Tax Returns.49
9.2	Payment of Taxes.50
9.3	Cooperation on Tax Matters.50
9.4	Tax-Sharing Agreements51
9.5	Certain Taxes and Fees.51
9.6	Section 338(h)(10) Elections51
9.7	Allocation Statement51
9.8	Refunds52
9.9	Prohibited Actions53
9.10	Post-Closing Tax Filings53
9.11	Transaction Deductions53
Article X APPOINTMENT OF SELLERS’ REPRESENTATIVE	53
10.1	Appointment53
10.2	Acceptance54
10.3	Replacement54
10.4	Communications54
Article XI MISCELLANEOUS	54
11.1	Press Releases and Public Announcements54
11.2	No Third-Party Beneficiaries55
11.3	Entire Agreement55
11.4	Succession and Assignment55
11.5	Counterparts55
11.6	Headings55
11.7	Notices55

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11.8	Governing Law57
11.9	Jurisdiction; Waiver of Jury Trial57
11.10	Amendments and Waivers58
11.11	Severability58
11.12	Expenses58
11.13	Construction58
11.14	Incorporation of Exhibits, Annexes and Disclosure Schedule59
11.15	Deliveries to Buyer59
11.16	Specific Performance59
11.17	Waiver of Conflicts59
11.18	Pre-Closing Privileged Communications59

Annexes, Exhibits and Schedules Required to Be Attached:

Annex I	Definitions
Annex II	Net Working Capital Example

Exhibit A	Pro Rata Percentages
Exhibit B	Exceptions to the Sellers’ Representations and Warranties Concerning the Transaction
Exhibit C	Exceptions to the Buyer’s Representations and Warranties Concerning the Transaction
Exhibit D	Authorizations, Consents, and Approvals
Exhibit E	Form of Escrow Agreement
Exhibit F	Allocation Methodology
Exhibit G	Accounting Principles
Exhibit H	Permitted Liens

Disclosure Schedule	Exceptions to Representations and Warranties Concerning the Companies

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into on May 2, 2021, by and among: (a) Kenneth C. Stock, Georgia Stock and Kenneth C Stock and Georgia Stock 2020 Trust (each, a “Seller” and collectively, the “Sellers”); (b) Kenneth C. Stock, as the representative of the Sellers (the “Sellers’ Representative”); and (c) MarineMax Products, Inc., a Florida corporation (the “Buyer”) and a wholly-owned subsidiary of MarineMax, Inc., a Florida corporation.  The Sellers, Sellers’ Representative and the Buyer are referred to collectively in this Agreement as the “Parties”, and each individually as a “Party.”

BACKGROUND

The Sellers own all of the issued and outstanding capital stock (the “KCS Shares”) of KCS International Inc., a Wisconsin corporation (“KCS”).

KCS owns all of the issued and outstanding membership units of KCS RE Acquisition Company, LLC, a Wisconsin limited liability company (“KCS-AC”, and collectively with KCS, the “Companies” and each, a “Company”).

This Agreement contemplates that the Buyer will purchase from the Sellers, and the Sellers will sell to the Buyer, the KCS Shares in return for the consideration specified in Article II, below.

Accordingly, in consideration of the above and the mutual promises made in this Agreement, and in consideration of the representations, warranties, and covenants contained in this Agreement, the Parties agree as follows.

TERMS

Article I
Definitions

Unless otherwise defined in this Agreement, capitalized terms used in this Agreement shall have the meanings specified in Annex I to this Agreement.

Article II
Purchase and Sale of the KCS SHARES

2.1Basic Transaction

.  On the terms and subject to the conditions of this Agreement, the Buyer agrees to purchase from the Sellers, and the Sellers agree to sell to the Buyer, all of the KCS Shares, free and clear of any Liens (other than Permitted Liens), for the consideration specified below in this Article II.

2.2Purchase Price

.  In consideration for the sale of the KCS Shares pursuant to Section 2.1, the Buyer shall pay to the Sellers an aggregate amount equal to: (i) $62,700,000; plus (ii) the amount of the Estimated Closing Date Cash; plus (iii) the amount of the Estimated Closing Date Net Working Capital; less (iv) the amount of the Estimated Closing Date Indebtedness; and less (v) the Estimated Closing Date Company Expenses (with the results of items (i) through (v) being referred to in this Agreement as the “Preliminary Purchase Price”); and less (vi) the Escrow

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Amount (with the results of items (i) through (vi) being referred to in this Agreement as the “Closing Date Payment”).  The Closing Date Payment shall be allocated among the Sellers in proportion to their respective percentage ownership interests in KCS as set forth on Exhibit A (the “Pro Rata Percentages”).  The Escrow Amount will be deposited with the Escrow Agent pursuant to the Escrow Agreement.  Payments to be made by the Buyer pursuant to Section 2.2 shall be made by wire transfer of immediately available funds to one or more accounts, which account or accounts shall be designated by the Sellers’ Representative and Escrow Agent, as applicable, in writing to the Buyer not less than two (2) Business Days prior to the Closing Date.

2.3The Closing

.

(a)  The closing (the “Closing”) of the purchase and sale of the KCS Shares and the other transactions contemplated by this Agreement (the “Transaction”) shall take place by electronic means (in which separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, will be delivered by “DocuSign”, a .pdf file format electronic mail exchange, or other mutually agreed upon electronic transmission of signature pages addressed to each Party’s counsel) on the date of this Agreement (the “Closing Date”) subject to the satisfaction or waiver of the respective obligations of the Parties under Article VII, below.  The Closing will be deemed to occur at 11:59 p.m. (Central) on the Closing Date for tax, accounting and all other purposes (the “Effective Time”).

(b)At the Closing: (i) the Sellers will deliver to the Buyer the various certificates and documents referred to in Section 7.1, below; (ii) the Buyer will deliver to the Sellers the various certificates and documents referred to in Section 7.2, below.

2.4Net Working Capital, Cash, Company Expenses and Indebtedness Calculation and Purchase Price Adjustment

.

(a)Estimate of Net Working Capital, Cash, Company Expenses and Indebtedness.  At least three (3) Business Days prior to the Closing Date, the Sellers’ Representative has, in accordance with the Accounting Principles, prepared and delivered to the Buyer a good faith written estimate (the “Estimated Closing Statement”) of the Net Working Capital as of the Effective Time and the Cash, the Company Expenses and the Indebtedness of the Companies as of the Effective Time, together with reasonably detailed supporting documentation (with the good faith written estimate of the Net Working Capital, the Cash, the Company Expenses and the Indebtedness of the Companies as of the Effective Time being referred to as the “Estimated Closing Date Net Working Capital,” the “Estimated Closing Date Cash,” the “Estimated Closing Date Company Expenses,” and the “Estimated Closing Date Indebtedness,” respectively).  The Sellers’ Representative has consulted with the Buyer regarding the preparation of the Estimated Closing Statement, including any estimates of such amounts.

(b)Closing Statement.  Within ninety (90) days after the Closing Date, the Buyer shall, in accordance with the Accounting Principles, prepare and deliver to the Sellers’ Representative a calculation of the actual (not estimated) Net Working Capital, the Cash, the Company Expenses and the Indebtedness of the Companies, in each case as of the Effective Time (the calculations of such amounts shall not include: (i) the effects of the contemplated change of control or ownership to occur at the Closing; (ii) any changes in assets or liabilities as a result of

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any purchase accounting, fair value accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement; or (iii) the effects of any post-Closing reorganizations or the post-Closing obligations and intentions of the Buyer), together with reasonably detailed supporting documentation (the “Draft Closing Statement”).  Upon reasonable advance notice, the Sellers’ Representative shall have full access to all information (including books and records of the Companies and working paper used for the preparation of the Draft Closing Statement) during normal business hours.  The Sellers’ Representative shall deliver a certificate setting forth their acceptance of, or objections to, the Draft Closing Statement within sixty (60) days of receipt of such Draft Closing Statement.  If there are no objections, the Draft Closing Statement shall be deemed accepted by the Sellers.  In the event that the Sellers’ Representative object to the Draft Closing Statement, the Buyer and the Sellers’ Representative shall attempt in good faith to promptly resolve any such objections, and in the event that the Buyer and the Sellers’ Representative are unable to resolve such objections within thirty (30) days after the Buyer’s receipt of the Sellers’ Representative’s written objections to the Draft Closing Statement, such dispute shall be governed by Section 2.4(c), below.  The Draft Closing Statement, upon its acceptance by the Sellers’ Representative or as agreed between the Buyer and the Sellers’ Representative, or as determined after any disputes have been resolved in accordance with Section 2.4(b), below, shall be referred to as the “Closing Statement,” and such statement shall include the Net Working Capital, Cash, the Company Expenses and the Indebtedness of the Companies, in each case as of the Closing Date (the “Closing Date Net Working Capital,” “Closing Date Cash,” “Closing Date Company Expenses,” and “Closing Date Indebtedness,” respectively).

(c)Resolutions to Objections.  If the Buyer and the Sellers’ Representative are unable to resolve any objections to any statement prepared pursuant to this Section 2.4, either the Buyer or the Sellers’ Representative may refer those specific issues on which they do not agree to Ernst & Young (the “Independent Accountant”) (unless another Independent Accountant is agreed to in writing) to resolve any such remaining objections acting as independent expert.  The Independent Accountant, as of the date of this Agreement and the date of submission shall not have, or have had within three (3) years prior to the Closing Date, a direct or indirect business relationship with any Party or any Affiliate of a Party.  The Parties will request that the determination of any Independent Accountant so selected be presented in not more than ninety (90) days following the date of submission to such Independent Accountant, will be set forth in writing, will include an explanation of how the determination was reached (including, to the extent applicable, supporting documentation).  Such determination will be conclusive and binding upon the Buyer and the Sellers.  When making such determinations, the Independent Accountant shall (i) use only the Accounting Principles, (ii) not assign to an item in dispute a value that is (A) greater than the greatest value for such item assigned by the Buyer, on the one hand, or the Sellers’ Representative, on the other hand, (B) less than the smallest value for such item assigned by the Buyer, on the one hand, or the Sellers’ Representative, on the other hand, (iii) make its determination(s) based on this Agreement and the written submissions of the Buyer and the Sellers’ Representatives (which will be in accordance with the guidelines and procedures set forth in this Agreement) (i.e. and not an independent review by the Independent Accountant) and (iv) not allow a party or its respective representatives to have any ex parte conferences, conversations, testimony, depositions, discovery or communications with the Independent Accountant.  Each Party shall be permitted to submit such data, documents and information to the Independent Accountant as such Party deems appropriate.  In the event the Buyer or the Sellers’ Representative submit any unresolved objections to an Independent Accountant for resolution as provided in this

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Section 2.4(c), the Buyer and the Sellers will share responsibility for the fees and expenses of the Independent Accountant as follows:

(i)if the Independent Accountant resolves all of the remaining objections in favor of the Buyer, the Sellers will be responsible for all of the fees and expenses of the Independent Accountant;

(ii)if the Independent Accountant resolves all of the remaining objections in favor of the Sellers, the Buyer will be responsible for all of the fees and expenses of the Independent Accountant; and

(iii)if the Independent Accountant resolves some of the remaining objections in favor of the Buyer and the rest of the remaining objections in favor of the Sellers, the Sellers will be responsible for the fees and expenses of the Independent Accountant associated with any objections resolved in favor of the Buyer and the Buyer will be responsible for the fees and expenses of the Independent Accountant associated with any objection resolved in favor of the Sellers.  Purely by way of illustration, if the items in dispute were to amount to $1,000 and the Independent Accountant was to award $600 in favor of the Sellers’ position, sixty percent (60.00%) of the cost of its review would be borne by the Buyer and forty percent (40.00%) of the cost of its review would be borne by the Sellers.

(d)Adjustment Payment.  The Preliminary Purchase Price will be adjusted as follows:

(i)The “Final Purchase Price” means: (a) $62,700,000, plus (b) the amount of the Closing Date Cash of the Companies, plus (c) the amount of the Closing Date Net Working Capital of the Companies, less (d) the amount of the Closing Date Indebtedness of the Companies, and less (e) the Closing Date Company Expenses.

(ii)If the Final Purchase Price is greater than the Preliminary Purchase Price, then: (A) the Buyer shall, within three (3) Business Days after the date on which the Final Purchase Price is finally determined pursuant to this Section 2.4, pay to the Sellers the amounts of such excess by wire transfer or delivery of immediately available funds to one or more accounts designated by the Sellers’ Representative for distribution to the Sellers in accordance with the Pro Rata Percentages; and (B) the Buyer and the Sellers’ Representative shall jointly instruct the Escrow Agent to disburse the Adjustment Escrow Amount by wire transfer of immediately available funds to the Sellers in accordance with the Pro Rata Percentages.

(iii)If the Final Purchase Price is less than the Preliminary Purchase Price, then the Sellers’ Representative and the Buyer shall, within three (3) Business Days after the date on which the Final Purchase Price is finally determined pursuant to this Section 2.4, jointly instruct the Escrow Agent to disburse the Adjustment Escrow Amount by wire transfer of immediately available funds to the Buyer.  If the difference is greater than the Adjustment Escrow Amount, then the Sellers’ Representative and the Buyer shall, within three (3) Business Days after the date on which the Final Purchase Price is finally determined pursuant to this Section 2.4, jointly instruct the Escrow Agent to disburse the difference from the Indemnity Escrow Amount by wire transfer of immediately available funds to the Buyer, and if such difference is greater than the

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Indemnity Escrow Amount, then the Sellers, within three (3) Business Days after the date on which the Final Purchase Price if finally determined pursuant to this Section 2.4, pay to the Buyer the amount of such difference by wire transfer or delivery of immediately available funds to an account designated by the Buyer based on their Pro Rata Percentages.  If the difference is less than the Adjustment Escrow Amount, then the Sellers’ Representative and the Buyer shall, within three (3) Business Days after the date on which the Final Purchase Price is finally determined pursuant to this Section 2.4, jointly instruct the Escrow Agent to disburse the remaining Adjustment Escrow Amount by wire transfer of immediately available funds to the Sellers in accordance with the Pro Rata Percentages.

2.5Withholding Rights

.  The Buyer and any other applicable withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable to or for the benefit of any Person pursuant to this Agreement such amounts as it is legally required to deduct and withhold with respect to the making of such payment under any provision of Tax law.  Any amounts withheld in accordance with this Section 2.5 shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article III
Representations and Warranties Concerning the Transaction

3.1The Sellers’ Representations and Warranties

.  Each of the Sellers, jointly and severally, represents and warrants to the Buyer that the statements contained in this Section 3.1 are correct and complete as of the date of this Agreement with respect to itself, himself or herself, except as set forth in Exhibit B attached to this Agreement.

(a)Authorization of Transaction.  Each of the Sellers has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform his, her or its obligations under this Agreement.  This Agreement (assuming this Agreement is duly and validly executed by the applicable counterparties hereto) constitutes the valid and legally binding obligation of each of the Sellers, enforceable in accordance with its terms and conditions (subject in each case to applicable bankruptcy, reorganization, insolvency, and other similar Applicable Laws affecting the enforcement of creditors’ rights in general and to general principles of equity, regardless of whether considered in a Proceeding in equity or an action at law).  None of the Sellers need to give any notice to, make any filing with, or obtain any Governmental Authorization of any Governmental Authority in order to consummate the Transaction.  The execution, delivery, and performance of this Agreement and all other agreements contemplated by this Agreement have been duly authorized by each of the Sellers.

(b)Non-contravention.  Neither the execution and delivery of this Agreement, nor the consummation of the Transaction, will: (i) violate any constitution, statute, regulation, rule, injunction, judgment, Order, decree, ruling, charge, or other restriction of any Governmental Authority to which any of the Sellers is subject or any provision of its Organizational Documents; (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any Seller is a party

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or by which it is bound or to which any of its assets are subject; or (iii) result in the imposition or creation of a Lien upon or with respect to the KCS Shares.

(c)Brokers’ Fees.  Except as set forth in Section 3.1(c) of Exhibit B, none of the Sellers has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the Transaction.

(d)The KCS Shares.  The Sellers hold of record and own beneficially all of the KCS Shares, all free and clear of any restrictions on transfer (other than any restrictions under the Organizational Documents of KCS, the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands.  Except as set forth in Section 3.1(d) of Exhibit B, no Seller is a party to any option, warrant, purchase right, or other contract or commitment (directly or indirectly, other than this Agreement) that could require such Seller to sell, transfer, or otherwise dispose of any KCS Shares.  No Seller is a party to any voting trust, proxy, or other agreement or understanding (directly or indirectly) with respect to the voting of the KCS Shares.  Following the Closing Date, the Buyer will own all of the KCS Shares free and clear of any restrictions on transfer (other than any restrictions under the Organizational Documents of KCS, the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands.

3.2The Buyer’s Representations and Warranties

.  The Buyer represents and warrants to the Sellers that the statements contained in this Section 3.2 are correct and complete as of the date of this Agreement, except as set forth in Exhibit C attached to this Agreement.

(a)Organization of the Buyer.  The Buyer is duly organized, validly existing, and has active status under the laws of the State of Florida.

(b)Authorization of Transaction.  The Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations under this Agreement.  This Agreement (assuming this Agreement is duly and validly executed by the applicable counterparties hereto) constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions (subject in each case to applicable bankruptcy, reorganization, insolvency, and other similar Applicable Laws affecting the enforcement of creditors’ rights in general and to general principles of equity, regardless of whether considered in a Proceeding in equity or an action at law).  The Buyer need not give any notice to, make any filing with, or obtain any Governmental Authorization of any Governmental Authority in order to consummate the Transaction.  The execution, delivery, and performance of this Agreement and all other agreements contemplated by this Agreement have been duly authorized by the Buyer.

(c)Non-contravention.  Neither the execution and delivery of this Agreement, nor the consummation of the Transaction, will: (i) violate any constitution, statute, regulation, rule, injunction, judgment, Order, decree, ruling, charge, or other restriction of any government, Governmental Authority, or court to which the Buyer is subject or any provision of its Organizational Documents; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other

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arrangement to which the Buyer is a party or by which it is bound or to which any of its assets are subject.

(d)Brokers’ Fees.  The Buyer has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the Transaction.

(e)Investment.  The Buyer is not acquiring the KCS Shares with a view to or for sale in connection with any distribution of the KCS Shares.

Article IV
Representations and Warranties Concerning the CompanIes

Each of the Sellers, jointly and severally, represents and warrants to the Buyer that the statements contained in this Article IV are correct and complete as of the date of this Agreement, except as otherwise stated in this Agreement or set forth in the disclosure schedule delivered by the Sellers to the Buyer on the date of this Agreement (the “Disclosure Schedule”).  The Disclosure Schedule shall be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article IV and where a particular representation and warranty has subparts or subsections, noting which specific subpart or subsection is being excepted.  The schedules and information set forth in the Disclosure Schedules refer to the paragraph of this Agreement to which such schedule and information is responsive, and each such schedule and information shall be deemed to have been disclosed with respect to all other paragraphs of this Agreement to the extent the same is reasonably apparent on its face without any further inquiry.  All capitalized terms used in the Disclosure Schedules and not otherwise defined therein shall have the same meanings as are ascribed to such terms in this Agreement.

4.1Organization, Qualification, and Corporate Power

.  Each of the Companies is duly organized, validly existing, and is in good standing or has active status (or the equivalent) under the laws of the jurisdiction of its incorporation or organization.  Each of the Companies is duly authorized to conduct business and is in good standing or has active status (or the equivalent) under the laws of each jurisdiction where such qualification is required.  Each of the Companies has full corporate power and authority and all licenses and Governmental Authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties currently owned and used by it.  Section 4.1 of the Disclosure Schedule lists the directors, managers and officers (or their equivalents) of each of the Companies.  The Sellers have delivered to the Buyer correct and complete copies of the Organizational Documents for each of the Companies (as amended to date).  The minute books (containing the records of meetings of the stockholders, members, board of directors, any committees of the board of directors, and managers, as applicable), the stock or membership interest certificate books, and the stock or membership interest record books of each of the Companies (as applicable for each Company under the relevant jurisdiction) are correct and complete in all material respects.  None of the Companies is in default under or in violation of any provision of its Organizational Documents.

4.2Capitalization

.

(a)Section 4.2(a) of the Disclosure Schedule sets forth the authorized shares of capital stock or membership interest, the outstanding issued shares (where applicable) of capital

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stock or membership interests, and the record owners of such outstanding shares (where applicable) of capital stock or membership interests of each of the Companies.  All of the issued and outstanding equity of the Companies have been duly authorized and are validly issued, fully paid, and non-assessable.

(b)There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could reasonably be expected to require either Company to issue, sell, or otherwise cause to become outstanding any of its equity.  There are no outstanding or authorized stock or membership interest appreciation, phantom stock, profit participation, or similar rights with respect to either Company.  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the equity of the Companies.

4.3Non-contravention

.  Neither the execution, delivery or performance of this Agreement, nor the consummation of the Transaction, will: (i) violate any constitution, statute, regulation, rule, injunction, judgment, Order, decree, ruling, charge, or other restriction of any government, Governmental Authority, or court to which any of the Companies is subject or any provision of the Organizational Documents of any of the Companies; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Material Contract or Permit to which any of the Companies is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets).  Neither of the Companies needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval or any third party in connection with the consummation of the Transaction.  The Companies are not required to give any notice to, make any filing with, or obtain any authorization of any Governmental Authority; in each case, in order for the Parties to consummate the Transaction.

4.4Brokers’ Fees

. Neither Company has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the Transaction.

4.5Title to Assets

. Each Company has good and marketable title to, or a valid leasehold interest in, or other valid right to use the properties and assets used by it in connection with its businesses, including, but not limited to, the properties and assets located on the Real Property, or shown on the Most Recent Balance Sheet or acquired after the Most Recent Balance Sheet, free and clear of all Liens (other than Permitted Liens), except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.  Such assets (including Intellectual Property) and properties are sufficient for each of the Companies to operate their businesses as currently conducted.  None of the assets used in the business of either Company will, as of the Closing Date, be owned by, or in any way will be licensed or leased from, the Sellers or any Affiliate of the Sellers (other than the Companies).

4.6Subsidiaries

.  Except for KCS-AC, there are no Subsidiaries of KCS.  There are no Subsidiaries of KCS-AC.  Neither Company controls, directly or indirectly, or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association that is not a Subsidiary of the respective Company.  Neither Company owns or has any right to

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acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.

4.7Financial Statements

.

(a)Attached to Section 4.7(a) of the Disclosure Schedule are the following financial statements for KCS (collectively the “Financial Statements”): (i) unaudited balance sheet and statement of income, changes in stockholders’ equity and cash flow as of and for (x) the fiscal year ended December 31, 2019 and (y) the fiscal year ended December 31, 2020 (the “Most Recent Fiscal Year End”), prepared for the purposes of the Transaction; and (ii) unaudited interim balance sheet, statement of income, changes in stockholders’ equity and cash flow (the “Most Recent Financial Statements”) as of and for the three (3) month period ended March 31, 2021 (the “Most Recent Fiscal Month End”).

(b)The Financial Statements (including the notes to the Financial Statements) have been prepared in accordance with KCS's historical accounting practices, present fairly the financial condition of KCS as of such dates and the results of operations of KCS for such periods in all material respects, and are consistent with the books and records of KCS (which books and records are correct and complete in all material respects), subject in the case of the Most Recent Financial Statements to the absence of footnotes and normal year-end adjustments.  No financial statements of any other Person are required by GAAP to be included or reflected in the Financial Statements.

(c)Each Company makes and keeps books, records and accounts that: (i) accurately and fairly reflect in all material respects the transactions and dispositions of its assets; (ii) have been maintained in accordance with KCS's historical accounting practices; (iii) are stated in reasonable detail and reflect the transactions of the Companies; (iv) constitute the Basis for the Financial Statements; and (v) accurately and fairly reflect the assets and liabilities of the Companies.  The Companies maintain systems of accounting procedures sufficient to provide reasonable assurances that: (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit the preparation of financial statements and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

4.8Events Subsequent to Most Recent Fiscal Year End

.  Since the Most Recent Fiscal Year End:

(a)there has not been any event, occurrence or development that has caused, or would reasonably be expected to cause, individually or in the aggregate, a Material Adverse Change;

(b)neither Company has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(c)neither Company has imposed any Liens upon any of its assets, tangible or intangible other than Permitted Liens;

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(d)neither Company has made any capital expenditure (or series of related capital expenditures) either involving more than $100,000 each or outside the Ordinary Course of Business;

(e)neither Company has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions) either involving more than $100,000 or outside the Ordinary Course of Business;

(f)neither Company has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any Indebtedness either involving more than $50,000 singly or $100,000 in the aggregate;

(g)neither Company has delayed or postponed the payment of accounts payable or other Liabilities outside the Ordinary Course of Business;

(h)neither Company has cancelled, compromised, waived or released any right or claim (or series of related rights and claims) either involving more than $100,000 or outside the Ordinary Course of Business;

(i)there has been no change made or authorized in the Organizational Documents of either Company;

(j)neither Company has issued, sold, or otherwise disposed of any of its equity, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its equity;

(k)other than with respect to distributions for the income Tax obligations of the Sellers, neither Company has declared, set aside, or paid any dividend or made any distribution with respect to its equity (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its equity;

(l)neither Company has adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

(m)neither Company has: (A) made any change in its Tax reporting or accounting principles; (B) settled or compromised any Tax Liability; (C) made, changed or rescinded any Tax election; (D) surrendered any right in respect of Taxes (including any right to claim a Tax abatement, reduction, exemption, credit or refund); (E) filed any amended Tax Return; or (F) consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; and

(n)neither Company has contractually obligated itself to any of the above.

4.9Undisclosed Liabilities; Indebtedness

.

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(a)Neither Company has any material Liability of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) Liabilities that are accrued or reserved in the Financial Statements; (ii) Liabilities that have arisen since the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement of Intellectual Property, or violation of law by either Company); (iii) Liabilities in the form of contractual obligations required to be performed under the Contracts of the Companies (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement of Intellectual Property, or violation of law by either Company); (iv) Liabilities with a value not exceeding $100,000 in the aggregate; and/or (v) Liabilities of a Company expressly contemplated by this Agreement (e.g., the PPP Loan (as defined below), Company Expenses, Taxes contemplated in Article IX, the Pulaski Transaction Expenses, etc.).

(b)Section 4.9(b) of the Disclosure Schedule sets forth a detailed and complete list of all of the outstanding Indebtedness of each Company as of the date of this Agreement.

4.10Legal Compliance

.

(a)(i) Each Company and its predecessors and Affiliates has complied in all material respects with all Applicable Laws for which the applicable statute of limitations has not yet expired, and there is no charge, Proceeding or investigation by any Governmental Authority with respect to a violation or alleged violation of any Applicable Law that is now pending or has been asserted or threatened with respect to such Company and such Company has not made any voluntary disclosure with respect to a possible violation of any Applicable Law; (ii) no Proceeding has been filed or commenced against either Company or their predecessors alleging any failure to so comply; (iii) neither Company or, to the Knowledge of the Sellers, any officers, directors, employees or agents of a Company (or members, distributors, representatives or other Persons acting on the express, implied or apparent authority of the Companies) has offered, paid, promised to pay or authorized the payment, directly or indirectly through any other Person, of anything of value to any Person acting on behalf of any Governmental Authority (including employees of state-owned entities) or political party or candidate for public office, for the purpose of influencing any act or decision of such Person or of the Governmental Authority to obtain or retain business; and (iv) there is no charge, Proceeding or investigation by any Governmental Authority with respect to a violation or alleged violation of any anti-corruption law (including the FCPA) that is now pending or has been asserted or threatened in writing with respect to either Company and neither Company has made any voluntary disclosure with respect to a possible violation of any anti-corruption law (including the FCPA).  Notwithstanding the above, the Sellers are in material compliance with all COVID-19 Measures enacted in response to the COVID-19 pandemic, and have used commercially reasonable efforts to implement health and safety protocols at all worksites under the control of the Companies, consistent with guidance issued by applicable United States federal, state and local health authorities.  Each product manufactured, repaired, sold, leased, or delivered by a Company has been in compliance with all Applicable Laws of the United States Coast Guard.

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(b)Section 4.10(b) of the Disclosure Schedule lists each material Governmental Authorization that is held by each Company or that otherwise relates to the business of, or to any assets owned or used by, a Company.  Each Governmental Authorization listed in Section 4.10(b) of the Disclosure Schedule is valid and in full force and effect.  Neither Company is in breach of or default with the terms of any Governmental Authorization listed in Section 4.10(b) of the Disclosure Schedule.  Neither Company has received any written notice or other written communication from any Governmental Authority or other Person regarding: (i) any actual, alleged, or potential violation of, or failure to comply, with any Governmental Authorization or (ii) any actual, proposed, or potential revocation, suspension, cancellation, termination, or modification of any Governmental Authorization.  All fees and charges due and payable with respect to such Governmental Authorizations listed in Section 4.10(b) of the Disclosure Schedule have been paid in full.  All applications required to have been filed for the renewal or reissuance of the Governmental Authorizations listed in Section 4.10(b) of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Authorities and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Authorities.  The Governmental Authorizations listed in Section 4.10(b) of the Disclosure Schedule constitute all material Governmental Authorizations necessary or advisable to permit each Company to lawfully continue to conduct its business in the manner in which it currently conducts such business, to comply with any reasonably foreseeable Applicable Laws, and to own and use its assets in the manner in which it currently owns and uses such assets.

(c)Each Company is and has been in material compliance with all Trade Compliance Laws, including maintaining in good standing all registrations, licenses, and permits administered by Government Authorities.  There are no charges, proceedings or, to the Knowledge of the Sellers, investigations by any Governmental Authority with respect to a violation of any applicable Trade Compliance Laws that is now pending or, to the Knowledge of the Sellers, has been asserted or threatened in writing with respect to either Company.  Neither Company has made any mandatory or voluntary disclosure with respect to a possible violation of Trade Compliance Laws to any Governmental Authority.  Neither Company is currently subject to and neither Company has been subject to (to the Knowledge of the Sellers) a regulatory audit or investigation by any Government Authority with respect to Trade Compliance Laws.  To the Knowledge of the Sellers, none of the products or services of the Companies are subject to any current dumping, countervailing duty, or safeguard investigations or measures (including without limitation any imposition of additional duties) in the United States, the European Union, or any other jurisdiction into which a Company sells its products.  Neither Company has any pending classification rulings, commodity jurisdiction requests, protests of duties or classification, pending export or import license applications, or current and active import or export licenses under applicable Trade Compliance Laws.

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4.11Tax Matters

.

(a)Each Company has complied in all material respects with all Applicable Laws related to Taxes.  Each Company has filed on a timely basis all Tax Returns that it was required to file under Applicable Laws.  All such Tax Returns were correct and complete in all material respects and were prepared in compliance with all Applicable Laws.  All Taxes due and owed by each Company (whether or not shown or required to be shown on any Tax Return) have been paid (or adequately reserved for if such Taxes are not yet due and payable). Neither Company is currently the beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made by an authority in a jurisdiction where a Company does not file Tax Returns that such Company is or may be subject to taxation by that jurisdiction or to the requirement to file Tax Returns in that jurisdiction.  There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Companies.

(b)Each Company has withheld from its employees, independent contractors, creditors, shareholders, members and third parties and timely paid to the appropriate Governmental Authority proper and accurate amounts in all respects required to have been withheld or paid over for all periods ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of Applicable Laws and has complied in all material respects with all Tax information reporting provisions of all Applicable Laws.  Neither Company has received any written notice that it is in violation (or with notice will be in violation) of any Applicable Law relating to the payment or withholding of Taxes.

(c)Neither Company has received any written notification that any Governmental Authority expects to assess any additional Taxes for any period with respect to which Tax Returns have been filed.  No tax audits or administrative or judicial Tax Proceedings are pending or being conducted with respect to either Company.  Neither Company has received from any Taxing Authority (including jurisdictions where a Company has not filed Tax Returns) any written: (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against any Company.  Section 4.11(c) of the Disclosure Schedule lists all Tax Returns filed with respect to each Company for taxable periods ended on or after December 31, 2016, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.

(d)Neither Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that currently is in effect, and no power of attorney with respect to any Taxes has been executed or filed with any Governmental Authority that currently is in effect.

(e)Neither Company is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of: (i) any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or non-U.S. Tax law); or (ii) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local or non-U.S. Tax law).  Neither Company has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) (or any corresponding provision of state, local or non-U.S. Tax law) during the

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applicable period specified in Code Section 897(c)(1)(A)(ii) (or any corresponding provision of state, local or non-U.S. Tax law).  Each Company has disclosed on its federal income Tax Returns all positions taken that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662 (or any corresponding provision of state, local or non-U.S. Tax law).  Neither Company is a party to or bound by any Tax allocation or sharing agreement, excluding any agreements entered into in the Ordinary Course of Business that do not principally relate to Taxes.  Each Company: (A) has never been a member of an Affiliated Group filing a consolidated federal, state or non-U.S. income Tax Return; (B) has never been a party to any tax sharing, indemnification or allocation agreement, excluding any agreements entered into in the Ordinary Course of Business that do not principally relate to Taxes; and (C) has no Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or non-U.S. Applicable Law), as a transferee or successor or by contract or agreement (other than pursuant to any contract the primary purpose of which is not the allocation or payment of Tax Liability and in which such provisions regarding Tax Liability are typical of such contracts such as leases where the obligation to pay certain Taxes is passed through to the tenant).

(f)With respect to each Company, the unpaid Taxes of such Company: (i) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes to the Most Recent Balance Sheet); and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of such Company in filing its Tax Returns,  Since the date of the Most Recent Balance Sheet, neither Company has incurred any Liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business consistent with past custom and practice.

(g)Taking into account the impact of the Section 338(h)(10) Elections, neither Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion of such period) ending after the Closing Date as a result of the PPP Loan or any:

(i)change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(iii)agreement with any Governmental Authority executed on or prior to the Closing Date;

(iv)installment sale or open transaction disposition made on or prior to the Closing Date;

(v)prepaid amount received on or prior to the Closing Date; or

(vi)election under Code Section 108(i) (or any corresponding provision of state, local or non-U.S. Tax law.

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(h)Neither Company has been a party to any “reportable transaction,” as defined in Code Section 6707A(c)(1) and Section 1.6011-4(b) of the Treasury Regulations (or any corresponding provisions of state, local or non-U.S. Tax law).

(i)The Sellers have made available to the Buyer for inspection: (i) complete and correct copies of all income and other material Tax Returns of each Company; and (ii) complete and correct copies of all private letter rulings, revenue agent reports, material information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests, gain recognition agreements and any similar documents, submitted by, received by or agreed to by or on behalf of each Company, in each case relating to Taxes for all taxable periods since December 31, 2015.

(j)Neither Company has participated in an international boycott within the meaning of Section 999 of the Code (or any corresponding provision of state, local or non-U.S. Tax law).

(k)Neither Company has in effect any tax elections for federal income tax purposes under Sections 108, 168, 338 (other than as contemplated by this Agreement), 441, 471, 1017, 1033, 1502 and 4977 of the Code (or any corresponding provisions of state, local or non-U.S. Tax law).

(l)During the previous two (2) years neither Company has engaged in any exchange under which the gain realized on such exchange was not recognized due to Section 1031 of the Code (or any corresponding provision of state, local or non-U.S. Tax law).

(m)Neither Company has any Indebtedness that: (i) was “corporate acquisition indebtedness” as defined in Section 279 of the Code (or any corresponding provision of state, local or non-U.S. Tax law); (ii) bore interest, any portion of which was “disqualified interest” as defined in Section 163(j)(3) of the Code (or any corresponding provision of state, local or non-U.S. Tax law), or (iii) was an “applicable high yield discount obligation” as defined in Section 168(i)(1) of the Code (or any corresponding provision of state, local or non-U.S. Tax law).

(n)All related party transactions involving either Company have been at arm’s length in compliance with Applicable Law.  Each Company has maintained documentation (including any applicable transfer pricing studies) in connection with such related party transactions in accordance with Applicable Law.  No Taxing Authority is asserting in writing, nor to the Knowledge of the Sellers, threatening to assert a written claim against either Company under or as a result of the alleged failure to maintain arm’s length treatment with respect to related party transactions.

(o)To the Knowledge of the Sellers, neither Company has taken any action not in accordance with past practice that would have the effect of deferring a measure of Tax from a period (or portion of such period) ending on or before the Closing Date to a period (or portion of such period) beginning after the Closing Date.

(p)Each Company is materially in compliance with the terms and conditions of any applicable Tax exemptions, Tax agreements or Tax orders of any Governmental Authority

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to which it may be subject or which it may have claimed, and the Transaction will not have any significant adverse effect on such compliance.

(q)Neither Company is a party to any joint venture, partnership or other agreement or arrangement which is treated or required to be treated as an entity for income Tax purposes.

(r)Each Company has made all required estimated Tax payments sufficient to avoid any underpayment penalties with respect to Taxes required to be paid by it.

(s)Each Seller is an eligible S corporation shareholder pursuant to Section 1361(b)(1) of the Code, and, in particular, the Kenneth C. Stock and Georgia Stock 2020 Trust is an eligible S corporation shareholder pursuant to Section 1361(b) of the Code because it is a trust that is described in Section 1361(c)(2)(A)(i) of the Code and will continue to be a trust described in Section 1361(c)(2)(A)(i) of the Code through the end of the Closing Date.

(t)KCS has been an S corporation since its inception, and the characterization of KCS shall remain the same through the Closing Date.

(u)KCS-AC has been an entity that, pursuant to Section 301.7701-3(b)(1)(ii) of the Code, has been disregarded as an entity separate from KCS since its inception, and the characterization of KCS-AC shall remain the same through the Closing Date.

(v)KCS will not be liable for any Tax under Section 1374 of the Code in connection with the deemed sale of KCS’s assets pursuant to the terms of this Agreement.

(w)The Companies will not be liable for any payroll Taxes relating to any Pre-Closing Tax Period that was deferred under the CARES Act or by executive order of a Governmental Authority.

4.12Real Property

.

(a)Section 4.12(a) of the Disclosure Schedule sets forth the address and owner of each parcel of Owned Real Property.  With respect to the Owned Real Property, the applicable Company has good and marketable fee simple title, free and clear of all Liens, other than Permitted Liens.  Neither Company has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion of the Owned Real Property, and there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion of the Owned Real Property or interest in the Owned Real Property.

(b)Neither Company has any Leased Real Property.

(c)The Real Property identified in Section 4.12(a) of the Disclosure Schedule, comprises all of the Real Property currently used or intended to be used in, or otherwise related to, the business of the Companies; and neither Company is a party to any agreement or option to purchase any real property or interest in any real property.

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(d)All buildings, structures, fixtures, building systems and equipment, and all components included in the Real Property (the “Improvements”) are in a condition sufficient for the operation of the Companies’ business as currently conducted.  To the Knowledge of the Sellers, there are no facts or conditions affecting any of the Improvements that would, individually or in the aggregate, interfere with the use or occupancy of the Improvements or any portion of the Improvements in the operation of the Companies’ business as currently conducted on such property.

(e)The Real Property is in material compliance with all applicable building, zoning, subdivision, health and safety and other land use laws, and insurance requirements affecting the Real Property (collectively, the “Real Property Laws”).  Neither Company has received any written notice of violation of any Real Property Law and, to the Knowledge of Sellers, there is no Basis for the issuance of any such notice or the taking of any action for such violation.

(f)Each parcel of Real Property has direct vehicular and pedestrian access to a public street adjoining the Real Property, or has vehicular and pedestrian access to a public street via an insurable, permanent, irrevocable and appurtenant easement benefitting such parcel of Real Property, and such access is not dependent on any land or other real property interest that is not included in the Real Property.  None of the Improvements or any portion of the Improvements is dependent for its access, use or operation on any land, building, improvement or other real property interest that is not included in the Real Property.

(g)All water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Real Property have been installed and are operational and sufficient for the operation of each Company’s business as currently conducted.  To the Knowledge of the Sellers, each such utility service enters the Real Property from an adjoining public street or valid private easement in favor of the supplier of such utility service or appurtenant to such Real Property, and is not dependent for its access, use or operation on any land, building, improvement or other real property interest that is not included in the Real Property.

(h)All material certificates of occupancy, Permits, and Governmental Authorizations (collectively, the “Real Property Permits”) of all Governmental Authorities, boards of fire underwriters, associations or any other entity having jurisdiction over the Real Property that are required or appropriate to use or occupy the Real Property or operate each Company’s business as currently conducted, have been issued and are in full force and effect. Section 4.12(h) of the Disclosure Schedule lists all material Real Property Permits held by each Company with respect to each parcel of Real Property and the Companies have delivered to the Buyer a true and complete copy of all Real Property Permits.  Neither Company has received any written notice from any Governmental Authority or other entity having jurisdiction over the Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permits and, to the Knowledge of Sellers, there is no Basis for the issuance of any such notice or the taking of any such action.  The validity of the Real Estate Permits shall not be adversely impacted because of the transactions contemplated by this Agreement.

(i)The classification of each parcel of Real Property under applicable Real Property Laws permits the use and occupancy of such parcel and the operation of each Company’s

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business as currently conducted, and permits the Improvements located on such property as currently constructed, used and occupied. Each Company’s use or occupancy of the Real Property or any portion of the Real Property or the operation of each Company’s business as currently conducted is not dependent on a “permitted non-conforming use” or “permitted non-conforming structure” or similar variance, exemption, or approval from any Governmental Authority.

(j)None of the Improvements encroaches on any land that is not included in the Real Property or on any easement affecting such Real Property, or violates any building lines or set back lines, and there are no encroachments onto the Real Property, or any portion of the Real Property, that would materially interfere with the use or occupancy of such Real Property or the continued operation of each Company’s business as currently conducted on such property.

(k)There is no condemnation, expropriation or other Proceeding in eminent domain, pending or, to the Knowledge of Sellers, threatened, affecting any parcel of Real Property or any portion of or interest in the Real Property.  There is no injunction, decree, Order, writ or judgment outstanding, or any claim, Litigation, administrative action or similar Proceeding, pending or, to the Knowledge of Sellers, threatened, that would interfere with the ownership, lease, use or occupancy of the Real Property or any portion of the Real Property, or the operation of each Company’s business as currently conducted on such property.

(l)The current use and occupancy of the Real Property and the operation of each Company’s business as currently conducted do not violate any easement, covenant, condition, restriction, or similar provision in any instrument of record or other unrecorded agreement affecting such Real Property (the “Encumbrance Documents”).  Neither Company has received any written notice of violation of any Encumbrance Documents, and, to the Knowledge of Sellers, there is no Basis for the issuance of any such notice or the taking of any action for such violation.

(m)Each parcel of Real Property is a separate lot for real estate tax and assessment purposes, and no other real property is included in such tax parcel.  There are no Taxes, assessments, fees, charges or similar costs or expenses imposed by any Governmental Authority, association or other entity having jurisdiction over the Real Property (collectively, the “Real Estate Impositions”) with respect to any Real Property or portion of the Real Property that are delinquent.  To the Knowledge of the Sellers, there is no pending or threatened increase or special assessment or reassessment of any Real Estate Impositions for such parcel.

(n)None of the Real Property or any portion of the Real Property is located in a flood hazard area (as defined by the Federal Emergency Management Agency).

(o)There is no amount due and payable to any architect, contractor, subcontractor, materialman, or other person or entity for work or labor performed for, or materials or supplies provided to, or in connection with, any Real Property or portion of the Real Property which is delinquent.  There is no work or labor being performed for, or materials or supplies being provided to, or in connection with, any Real Property or portion of the Real Property, other than routine maintenance and repair work which costs and expenses are paid in the Ordinary Course of Business.

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(p)Each Real Property has access to water resources necessary in the operation of each Company’s business as currently conducted, and such access to and use of such water resources is not dependent on the ownership or lease of any other real property, easements, or real property interests, contractual rights, shares, certificates, permits, or other rights, interests, or privileges of any kind which are not held by each Company.

(q)There are no pending property insurance claims with respect to any Real Property or any portion of the Real Property.  Neither Company has received any written notice from any insurance company or any board of fire underwriters (or any entity exercising similar functions) with respect to any Real Property or any portion of the Real Property: (i) requesting either Company to perform any repairs, alterations, improvements, or other work for such Real Property which either Company has not completed in full; or (ii) notifying either Company of any defects or inadequacies in such Real Property which would materially adversely affect the insurability of the Real Property or the premiums for the insurance for the Real Property.

4.13Intellectual Property

.

(a)Section 4.13(a) of the Disclosure Schedule sets forth a true and complete list of all: (i) patented or registered Company-Owned Intellectual Property; and (ii) pending patent applications and applications for other registrations of Intellectual Property filed by or on behalf of a Company (indicating for each of (i) and (ii) the applicable jurisdiction, registration number or application number and date issued or, if not issued, date filed).

(b)Section 4.13(b)(i) of the Disclosure Schedule sets forth a true and complete list of all Intellectual Property licensed to each Company (excluding generally commercially available, off the shelf software programs licensed pursuant to shrink-wrap or “click to accept” agreements with a replacement cost and/or annual license fee of less than $10,000, and further excluding agreements for which the primary purpose is to purchase or lease tangible goods or procure services, rather than to purchase or license Intellectual Property) and any license or other agreement relating to such Intellectual Property (each, an “Inbound IP License”).  Section 4.13(b)(ii) of the Disclosure Schedule sets forth a true and complete list of all Intellectual Property licensed by each Company to any third Person and any license or other agreement relating to such Intellectual Property (each, an “Outbound IP License”).

(c)Each Company exclusively owns or holds a valid and enforceable license to use all Intellectual Property used by it in or otherwise necessary to the conduct of its businesses.  Each Company owns, free and clear of all Liens (other than Permitted Liens), all Company-Owned Intellectual Property, and has valid and enforceable licenses as set forth on Section 4.13(b)(i) of the Disclosure Schedule to use, free and clear of all Liens (other than Permitted Liens), all Company Non-Owned Intellectual Property.  None of the Company-Owned Intellectual Property is invalid or unenforceable in whole or in part and each Company has taken all action necessary, performed all customary acts and paid all fees and Taxes (to the extent applicable) required to protect and maintain in full force and effect the Company Intellectual Property.  There have been no claims or demands asserted in writing (or to the Knowledge of the Sellers, otherwise) by any other Person pertaining to any Company Intellectual Property (including any cease-and-desist letters or demands or offers to license any Intellectual Property from any other Person); and no Proceeding has been instituted, or is pending or threatened, which challenges the validity or

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enforceability of, or either Company’s rights to use or ownership of, or alleges any infringement in respect of, the Company Intellectual Property.

(d)Each Company and the conduct of its businesses does not infringe, misappropriate or violate and has not infringed, misappropriated or violated any Intellectual Property of any other Person and, to the Knowledge of the Sellers, no other Person has infringed, misappropriated or violated any Company Intellectual Property.

(e)All Company-Owned Intellectual Property which each Company purports to own was developed by employees, agents, consultants, contractors or other Persons who have executed appropriate, valid, enforceable and irrevocable instruments of assignment in favor of the relevant Company as assignee that have conveyed to the relevant Company ownership of all Intellectual Property rights developed by such Persons in connection with their relationship to such Company.  Except for the ownership interest of the respective licensor(s) as identified in Section 4.13(b)(i) of the Disclosure Schedule, and the rights to use held by the respective licensee(s) as identified in Section 4.13(b)(ii) of the Disclosure Schedule, no current or former shareholder, member, officer, director, manager, employee, agent, consultant, or contractor has any claim, right (whether or not currently exercisable), or interest to or in any Company Intellectual Property.  To the extent that any Company Intellectual Property has been developed or created by a third party for a Company, such Company has a written agreement with such third party with respect to such Company Intellectual Property and such Company either: (i) has obtained ownership of and are the exclusive owner of or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted) to, all of such third party’s Intellectual Property rights in such work, material or invention by operation of law or by valid assignment.

(f)All of the computer systems, including software, hardware and networks, used by each Company in connection with the operation of such Company’s business (the “Systems”) are maintained and operated exclusively by such Company and are not wholly or partly dependent on any facilities or means (including any electronic, mechanical or photographic process, computerized or otherwise) which are not under the exclusive ownership and control of such Company.  The Systems are sufficient for the current needs of the Companies and their businesses, including as to capacity and ability to process current peak volumes in a timely manner, and in the past twelve (12) months, there have been no bugs in, or failures, breakdowns, or continued substandard performance of, any Systems that has caused the substantial disruption or interruption in or to the use of such Systems.  Neither Company owns any proprietary software.

(g)Each Company maintains policies and procedures regarding data security, privacy, and Personal Information that are commercially reasonable for such Company and, in any event, comply in all material respects with all obligations to its customers or to other Data Subjects, and with all Applicable Privacy Laws.  The use and dissemination of any and all Personal Information by each Company is in compliance with all applicable publicly-posted privacy policies, terms of use, customer agreements and all Applicable Privacy Laws.  The Transaction will not violate any publicly posted privacy policy, terms of use, customer agreements involving the processing of Personal Information, or any Applicable Privacy Law relating to the use, dissemination or transfer of any Personal Information.  Within the last five years, there has been no security breach relating to and there has been no unauthorized use, disclosure or acquisition of, any Personal Information or Company Intellectual Property stored by or on behalf of any of the

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Companies.  Each Company has safeguarded the IT Infrastructure with information security controls, system and data backup practices, and disaster recovery and business-continuity practices that, in each case, are commercially reasonable and comply with all Applicable Privacy Laws in all material respects.  KCS has: (i) conducted commercially reasonable reviews or audits of its IT Infrastructure (collectively, “Information Security Reviews”); (ii) corrected any exceptions or vulnerabilities identified in such Information Security Reviews; and (iii) installed software security patches and other fixes to identified technical information security vulnerabilities.  Such Information Security Reviews have shown no material non-conformance with any Applicable Laws or with either Company’s applicable information security controls.

4.14Assets

.  Each Company owns or leases all tangible assets necessary for the conduct of its business as presently conducted and as presently proposed to be conducted.  Each such tangible asset is free from material defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

4.15Contracts

.  Section 4.15 of the Disclosure Schedule lists the following Contracts and other agreements to which either of the Companies is a party (collectively, the “Material Contracts”):

(a)any Contract (or group of related Contracts) that represents an aggregate future Liability in excess of $100,000 in one fiscal year (excluding Contracts with brokers, employment Contracts with employees, directors or officers, Contracts with public utilities for energy, water or similar services, Contracts for voice and data traffic services, and Contracts for cleaning services);

(b)any Contract (or group of related Contracts) that relates to capital expenditures and involves future payments in excess of $100,000 in one fiscal year;

(c)any Contract (or group of related Contracts) that is a Lease or similar contract;

(d)any Contract concerning a partnership, joint venture or limited liability company involving the sharing of profits, losses, costs, Taxes or other Liabilities by either of the Companies with any other Person;

(e)any Contract containing covenants that in any way purport to restrict the right or freedom of a Company or any other Person for the benefit of a Company to: (A) engage in any business activity; or (B) engage in any line of business or compete with any Person;

(f)any Contract containing covenants that in any way purport to restrict the right or freedom of a Company or any other Person for the benefit of a Company to solicit any Person to enter into a business or employment relationship, or enter into such a relationship with any Person;

(g)any Contract (or group of related Contracts) under which it has created, incurred, assumed, or guaranteed any Indebtedness, in excess of $100,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;

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(h)any Contract concerning confidentiality or non-disparagement;

(i)any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, change of control, severance, or other plan or arrangement for the benefit of its current or former directors, officers, employees, and consultants;

(j)any Contract containing or providing for an express undertaking by a Company to be responsible for consequential, special, or liquidated damages or penalties of any other Person;

(k)any collective bargaining agreement or any Contract with any labor union or other employee representative of a group of employees of a Company;

(l)any Contract for the employment of any individual on a full-time, part-time, consulting, or other Basis providing annual compensation in excess of $100,000 or providing severance or change of control benefits;

(m)any Contract under which a leasing, staffing or temporary services company provides workers to a Company;

(n)any Contract under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

(o)any Contract under which a Company has advanced or loaned any other Person amounts in the aggregate exceeding $50,000, other than accounts receivable and notes receivable arising out of arm’s length transactions made in the Ordinary Course of Business that do not exceed $50,000;

(p)any Contract with any Governmental Authority;

(q)any Contract concerning Company Intellectual Property other than confidentiality agreements entered into in the Ordinary Course of Business and Contracts entered into by employees of a Company regarding the assignment of Intellectual Property to a Company as part of their terms of employment in the Ordinary Course of Business;

(r)any Inbound IP License;

(s)any Outbound IP License;

(t)any agreement under which compliance with regulatory reporting obligations has been outsourced to a third party; or

(u)any Contract (not otherwise disclosed under clauses (a) through (t), above) under which the consequences of a default or termination could reasonably be expected to have a Material Adverse Effect.

No Material Contract is an oral Contract.  The Sellers have made available to the Buyer a correct and complete copy of each written Material Contract (as amended to date) listed in Section 4.15

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of the Disclosure Schedule.  With respect to each such Material Contract: (i) the Material Contract is legal, valid, binding, enforceable, and in full force and effect against the Company that is a party to such Material Contract and, to the Knowledge of the Sellers, the other parties thereto (subject in each case to applicable bankruptcy, reorganization, insolvency, and other similar Applicable Laws affecting the enforcement of creditors’ rights in general and to general principles of equity, regardless of whether considered in a Proceeding in equity or an action at law); (ii) the Material Contract will be, as of immediately following the consummation of the Transaction, legal, valid, binding, enforceable, and in full force and effect against the Company that is a party to such Material Contract on identical terms (save for any termination by the other party which is not a consequence of a breach of the relevant terms by the applicable Company) and, to the Knowledge of the Sellers, the other parties thereto (subject in each case to applicable bankruptcy, reorganization, insolvency, and other similar Applicable Laws affecting the enforcement of creditors’ rights in general and to general principles of equity, regardless of whether considered in a Proceeding in equity or an action at law); (iii) no Company or, to the Knowledge of the Sellers, any other Person who is a party to such Material Contract is in breach or default and no event has occurred that with notice or lapse of time would constitute a breach or default under such Material Contract which would permit termination, modification, or acceleration, under such Material Contract; (iv) no Company or, to the Knowledge of the Sellers, any other Person who is a party to such Material Contract has repudiated any provision of such Material Contract; and (v) there is no renegotiation of, attempt to renegotiate, or outstanding rights to renegotiate any such Material Contract with any Person, and no Person has made written demand for such renegotiation.

4.16Notes and Accounts Receivable

.  All notes and Receivables of each Company are reflected properly on its books and records and in the Financial Statements, represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business, are valid Receivables subject to no setoffs, expenses, counterclaims, or other reduction, are current and collectible and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts (which reserve is adequate and calculated consistent with past practice in the preparation of the Financial Statements) set forth on the face of the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of each Company.

4.17Powers of Attorney

. There are no outstanding powers of attorney executed on behalf of either Company.

4.18Insurance

.

(a)The Sellers have made available to the Buyer accurate and complete copies of all insurance policies maintained by the Companies.  Section 4.18(a) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which a Company has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past seven (7) years or that provides coverage to any director, officer or manager of a Company in such capacity: (i) the name, address, and telephone number of the agent; (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured; (iii) the policy number and the period of coverage; (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other Basis) and amount (including

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a description of how deductibles and ceilings are calculated and operate) of coverage; (v) a summary of the loss experience; (vi) a statement describing each claim for an amount in excess of $100,000, which set forth the name of the claimant, a description of the applicably policy, and the amount and a brief description of the claim; and (vii) a description of any retroactive premium adjustments or other loss-sharing arrangements.

(b)With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy will be, as of immediately following the consummation of the Transaction, legal, valid, binding, enforceable, and in full force and effect on identical terms  (save for any termination by the insurance companies which is not a consequence of a breach of the terms of the policy by a Company); (iii) neither the Companies nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) no party to the policy has repudiated any provision of such policy.  Each Company has been covered during the past seven (7) years by insurance in scope and amount customary and reasonable for the businesses in which they have engaged during the aforementioned period.  Section 4.18(b) of the Disclosure Schedule describes any self-insurance arrangements affecting a Company.  Each Company has paid all premiums due, and has otherwise performed its obligations, under each policy of insurance to which it is a party or that provides coverage to it or to any of its directors, officers, or managers, in their capacity as such.  Each Company has given notice to the insurer of all insured claims.  Neither Company has received any notice of any, and there are no, planned or proposed increases in the premiums or any other adverse change in the terms of any policy of insurance covering such Company, or any officer, director, or manager of such Company in his or her capacity as such.  Neither Company has provided any information to any insurer in connection with any application for insurance that could reasonably be expected to result in (x) cancellation of any insurance policy or bond for the benefit of a Company or (y) denial of coverage for a risk otherwise covered by any such insurance policy or bond.

4.19Litigation

.  Section 4.19 of the Disclosure Schedule sets forth each instance in which a Company: (i) is subject to any Order under which a Company has continuing obligations; or (ii) is a party or is threatened to be made a party to any Proceeding of, in, or before (or that could reasonably be expected to come before) any Governmental Authority or court or quasi-judicial or administrative agency of any jurisdiction or before (or that could reasonably be expected to come before) any arbitrator ((i) and (ii) collectively, the “Litigation”).  None of the Litigation set forth in Section 4.19 of the Disclosure Schedule could reasonably be expected to result in any Material Adverse Change.  None of the Sellers and the directors and officers (and employees with responsibility for litigation matters) of the Companies has any reason to believe that, except for the Litigation set forth in Section 4.19 of the Disclosure Schedule, any Order or Proceeding may be brought or threatened against a Company or that there is any Basis for the above.  Each Company has at all times been in compliance with each Order to which it, or any assets owned or used by it, is or has been subject.  No event has occurred or circumstance exists that could constitute or result in (with or without notice or lapse of time) a violation of, or failure to comply with, any Order to which a Company, or any assets owned or used by a Company, is subject.  Neither Company has within the past five (5) years received any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding any

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actual, alleged, or potential violation of, or failure to comply with, any Order to which a Company or any assets owned or used by a Company is subject.

4.20Employees

.

(a)Section 4.20(a) of the Disclosure Schedule lists the following information for each employee of the Companies: name, job title, date of hiring, date of commencement of employment, whether the employee is classified as exempt or non-exempt under the Fair Labor Standards Act, leave of absence or layoff status and expected return to work date, if known, rate of compensation, bonus arrangement, vacation, sick time, and personal leave accrued as of the Most Recent Fiscal Month End, and service credited for purposes of vesting and eligibility to participate under any Employee Benefit Plan. All persons who are required to be classified as employees of a Company under Applicable Laws are so classified in the payroll records and other records and books of account of a Company.

(b)The employment of each of the Companies’ employees is terminable at-will. To the Knowledge of the Sellers, no officer, or other key employee of a Company intends to end such Person’s employment with such Company.  Neither Company is a joint employer or co-employer for any third party with which it has contracted for labor since January 1, 2017.

(c)Section 4.20(c) of the Disclosure Schedule lists the following information for each retired employee or director of a Company, or their dependents, receiving benefits or scheduled to receive benefits from a Company in the future: name, pension benefits, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

(d)Section 4.20(d) of the Disclosure Schedule states the number of employees terminated or laid off by a Company since January 1, 2017, and contains a list of the following information for each employee of a Company who has been terminated or laid off, or whose hours of work have been reduced by more than fifty percent (50.00%) by a Company, in the six (6) months prior to the date of this Agreement: (i) the date of such termination, layoff, or reduction in hours; (ii) the reason for such termination, layoff, or reduction in hours; and (iii) the work location to which the employee was assigned.

(e)Each Company has at all times complied in all material respects with all Applicable Laws relating to employment practices, terms, and conditions of employment, equal employment opportunity, nondiscrimination, sexual harassment, immigration, wages (including the payment of overtime wages), hours (including the provision of all lunch and rest breaks required by Applicable Laws) payment of overtime wages, benefits (including the provision of all leaves of absence required by Applicable Laws), immigration and work authorization, mass layoff or plant closing, classification of workers as “employees” or “independent contractors,” collective bargaining and similar requirements, the payment of social security and similar Taxes, and occupational safety and health (including the provision of all personal protective equipment required by Applicable Laws).  Neither Company is liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the above Applicable Laws. To the extent a Company is aware that any employee or independent contractor has tested positive for COVID-19, such Company has taken all responsive action required under

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Applicable Laws.  All Persons classified by a Company as independent contractors since January 1, 2017 have satisfied the requirements of applicable Law to be so classified, and such Company has fully and accurately reported each such Person’s compensation on IRS Forms 1099 during such period when required to do so. No current or former independent contractor of a Company could reasonably be deemed to be a misclassified employee.  All employees classified as exempt from overtime pay requirements since January 1, 2017 have satisfied the requirements of the federal Fair Labor Standards Act and all analogous and applicable state and local laws to be so classified. Neither Company is delinquent in payments to any of their employees or consultants for any wages, salaries, overtime pay, commissions, bonuses, benefits, accrued and unused vacation, or other compensation, if any, for any services or otherwise arising under any policy, practice, Contract, Employee Benefit Plan, program, or Applicable Law.  None of the employment policies or practices of either Company is currently being audited or investigated by any Governmental Authority.  Each Company has complied with all Applicable Laws, and has not been charged with, received any notice of or been under investigation with respect to, any alleged default under, violation of or nonconformity with any Applicable Laws, concerning unemployment compensation, worker’s compensation, wages and hours, discrimination in employment, or unfair labor practices under the National Labor Relations Act, and the employment of workers under the Immigration Reform and Control Act of 1986, and all state and local immigration Applicable Laws. Since January 1, 2017, neither Company has discharged, demoted, suspended, or otherwise taken any adverse employment action against any employee because such employee had previously submitted to his or her supervisor or anyone else in a position of authority with a Company any written or oral complaint, concern or allegations regarding any alleged unlawful or unethical conduct by a Company or its employees.

(f)With respect to the business of each Company:

(i)there is no collective bargaining agreement or similar agreement or relationship with any labor organization;

(ii)to the Knowledge of the Sellers, no officer or other key employee of a Company is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any Person besides a Company that would be material to the performance of such employee’s employment duties, or the ability of such entity or the Buyer to conduct the business of such entity;

(iii)no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition;

(iv)to the Knowledge of Sellers, no union organizing or decertification efforts are underway or threatened and no other question concerning representation exists;

(v)no labor strike, work stoppage, picketing, slowdown, employee grievance process, or other material labor dispute has occurred, and none is underway or threatened;

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(vi)except as provided in Section 4.19 of the Disclosure Schedule, there is no workmen’s compensation liability, experience or matter outside the Ordinary Course of Business;

(vii)except as provided in Section 4.19 of the Disclosure Schedule, there is no employment-related charge, complaint, grievance, investigation, inquiry or obligation of any kind, pending or threatened in any forum, relating to an alleged violation or breach by a Company, (or its or their officers or directors) of any Applicable Laws, regulations or contracts; and

(viii)no employee or agent of a Company has committed any act or omission giving rise to material Liability for any violation or breach of the Applicable Laws identified in subsection (v) above.

(g)Section 4.20(g) of the Disclosure Schedule sets forth a list of all: (i) employment contracts or severance or change of control agreements with any employees of a Company; and (ii) written personnel policies, rules, or procedures applicable to employees of a Company.  True and complete copies of all such policies, rules or procedures have been made available to the Buyer prior to the date of this Agreement.  Neither Company has made any written or oral commitment to any employee of such Company with respect to such employee’s compensation, promotion, retention, termination, severance or related matters, whether in connection with the transactions contemplated by this Agreement or otherwise.

(h)With respect to this Transaction, any notice required under any law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been satisfied.

(i)To the Knowledge of the Sellers, there have been no claims, complaints or assertions of sexual harassment engaged in by any current or former employee, at any time, whether or not such claims, complaints or assertions of sexual harassment: (i) have resulted in the filing of a lawsuit, an arbitration demand or a charge of discrimination with any Governmental Authority; or (ii) relate to incidents, events, acts, or statements that occurred outside any applicable statute of limitations.

(j)Neither Company has implemented any layoff of employees since the Most Recent Fiscal Year End.

4.21Employee Benefits

.

(a)Section 4.21(a) of the Disclosure Schedule lists each Employee Benefit Plan that a Company maintains, to which a Company contributes or has any obligation to contribute, or with respect to which a Company has any Liability.  Neither Company intends or has committed to establish or enter into any new Employee Benefit Plan, practice, policy, agreement or arrangement or to modify any Employee Benefit Plan, except to conform such Employee Benefit Plan to any Applicable Law.

(i)Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been established, maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and the terms of any applicable collective bargaining

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agreement and complies in form and in operation in all respects with the applicable requirements of Applicable Laws.  Neither Company has received any notice from any Governmental Authority questioning or challenging any Employee Benefit Plan’s compliance with Applicable Laws. There are no audits, investigations or examinations pending by any Governmental Authority or, to the Knowledge of the Sellers, threatened, with respect to any Employee Benefit Plan. There is no Basis for any such audit, investigation or examination.  With respect to each Employee Benefit Plan, (A) no actions, suits, or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Sellers, threatened; (B) no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits, or claims; (C) no “prohibited transaction” has occurred within the meaning of the applicable provisions of ERISA or the Code; and (D) no reportable event (within the meaning of Section 4043 of ERISA) has occurred, other than one for which the thirty (30) day notice requirement has been waived.

(ii)All contributions (including all employer contributions and employee salary-reduction contributions), premium payments, distributions, and other payments due or made under or in connection with any Employee Benefit Plan or Applicable Law have been timely made in accordance with the terms of such Employee Benefit Plan and all Applicable Law.  All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan or accrued in accordance with the past custom and practice of the Companies.  No Employee Benefit Plan or Company has incurred or could reasonably be expected to incur any liability (actual or contingent) under Sections 4980D, 4980H, 6055, 6056, 6721, or 6722 of the Code as a result of failing to comply with the ACA.  Each Employee Benefit Plan that is a group health plan is in compliance with the ACA, to the extent applicable, and the operation of each Employee Benefit Plan will not result in the incurrence of any penalty to a Company or Buyer pursuant to the ACA. Each Company has timely completed all IRS filings required under the ACA’s Employer Shared Responsibility Provisions (“ESRP”), and has not received any letters or notices from the IRS attempting to impose a penalty under the ESRP.

(iii)Each Employee Benefit Plan in the United States that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) (or any corresponding provision of state, local or non U.S. Tax law) has received a determination from the Internal Revenue Service, or is the subject of an opinion letter from the Internal Revenue Service, that such Employee Benefit Plan is so qualified, and, to the Knowledge of the Sellers, nothing has occurred since the date of such determination or opinion letter that could reasonably be expected to adversely affect the qualified status of any such Employee Benefit Plan and no circumstance exists that could result in revocation of any such favorable determination letter or opinion letter.  No event has occurred and no condition exists that would reasonably be expected to subject a Company, either directly or by reason of its affiliation with any ERISA Affiliate, to any Tax, fine, encumbrance penalty, or other Liability imposed by ERISA, the Code, or other Applicable Laws.

(iv)No Proceeding with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened.  There is no Basis for any such Proceeding.

(v)The Sellers have delivered to the Buyer correct and complete copies of: (A) the plan documents and all amendments to the plan documents (or in the case of an

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unwritten Employee Benefit Plan, a written summary of the plan) for each Employee Benefit Plan;  (B) the summary plan descriptions together with the summaries of material modifications to the plan for each Employee Benefit Plan; (C) if applicable, the most recent determination letter, advisory letter or opinion letter received from the applicable Governmental Authority relating to the qualified status of the Employee Benefit Plan; (D), as applicable, the annual reports for the three most recently completed plan years and related summary annual reports for each Employee Benefit Plan, along with any applicable schedules and audit reports; (E) all related trust agreements, insurance contracts, and other funding arrangements that implement each such Employee Benefit Plan; (F) all written contracts relating to such Employee Benefit Plan, including administrative agreements and contracts with service providers; (G) all material correspondence, rulings, opinion letters or notices to or from any Governmental Authority relating to any Employee Benefit Plan; (H) all discrimination tests performed during the three most recently completed plan years; and (I) any filings under any amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority; and (J) the Forms 1094C/1095C filed with the IRS under the ACA.

(vi)No independent contractor of a Company is eligible to participate in any Employee Benefit Plan.  Neither Company has impermissibly excluded any temporary or leased employees from participation in any Employee Benefit Plan.

(b)None of the Companies, the Seller, or any ERISA Affiliate sponsors, contributes to or has ever contributed to, has or has ever had any obligation to contribute to, or has or has ever had any Liability under or with respect to any Employee Pension Benefit Plan.  No asset of a Company is subject to any Lien under Applicable Law relating to any Employee Pension Benefit Plan.

(c)Neither the Companies, the Seller, or any ERISA Affiliate contributes to or has ever contributed to, has or has ever had any obligation to contribute to, or has or has ever had any Liability under or with respect to any Employee Pension Benefit Plan that is subject to Section 412 of the Code or Title IV or ERISA, including a Multiemployer Plan.  No assets of either Company are subject to any Lien under Applicable Law relating to any such Employee Pension Benefit Plan.

(d)Neither Company maintains, contributes to or has an obligation to contribute to, or has any Liability with respect to, any Employee Welfare Benefit Plan or other arrangement providing health or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers or employees (or any spouse or other dependent) of a Company or of any other Person, except as required to avoid an excise tax under Section 4980B of the Code or as may be required pursuant to any other Applicable Law.  No Employee Benefit Plan in the United States is intended to meet the requirements of Section 501(c)(9) of the Code (or any corresponding provision of state, local or non-U.S. Tax law).

(e)Neither execution, delivery nor performance of this Agreement nor consummation of the Transaction will either alone or in combination with any other event: (A) result in any payment (including severance, change in control payment, “stay pay,” transaction bonus, retention bonus, or otherwise) becoming due to any employee, director or consultant of a Company; (B) increase any compensation or benefits otherwise payable by a Company under any

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Employee Benefit Plan; (C) accelerate the time of the payment or vesting of, or increase the amount of, or result in the forfeiture of compensation or benefits under, any Employee Benefit Plan nor will they, directly or indirectly (with or without notice or lapse of time), result in an amendment, modification, or termination of any Employee Benefit Plan; or (D) limit or restrict the right of a Company to merge, amend, or terminate any Employee Benefit Plan.

(f)With respect to any Employee Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, any such plan is in operational and documentary compliance with Code Section 409A and the applicable guidance issued thereunder, and no amounts under any such Employee Benefit Plan is or has been subject to the interest and additional tax set forth under Code Section 409A(a)(1)(B).  Neither Company has any obligation to reimburse or otherwise “gross-up” any Person for the interest or additional tax set forth under Code Section 409A(a)(1)(B).

(g)No Employee Benefit Plan provides benefits to any individual who is not a current or former employee of a Company, or the dependents or other beneficiaries of any such current or former employee.  No Employee Benefit Plan is subject to the laws of, or provides benefits for any employee providing services in, any jurisdiction outside of the United States.

4.22Guaranties

.  Neither Company is a guarantor, surety or otherwise is liable for any Liability (including Indebtedness) of any other Person.

4.23Environmental, Health and Safety Matters

.

(a)Each Company and its predecessors and Affiliates has complied for the past five (5) years in all material respects and is in compliance in all material respects with all Environmental, Health, and Safety Laws.

(b)Without limiting the generality of the above, each Company and its predecessors and Affiliates have obtained and for the past five (5) years have complied with in all material respects, and are currently in compliance with in all material respects, all Permits and Governmental Authorizations that are required pursuant to Environmental, Health, and Safety Laws for the occupation of the Real Property and the operation of their business; and a list of all such Permits and Governmental Authorizations is set forth on Section 4.21(b) of the Disclosure Schedule.

(c)In the past five (5) years, neither the Companies nor their predecessors or Affiliates have received: (i) any Order, written notice or report regarding any actual or alleged violation of Environmental, Health, and Safety Laws from any Governmental Authority; or (ii) any Liabilities, including any investigatory, remedial or corrective obligations, relating to any of them or their business, or their past or current facilities arising under Environmental, Health, and Safety Laws, which remains outstanding or unresolved.

(d)No facts, events, or conditions relating to the past or present facilities, properties, or operations of a Company or its predecessors or Affiliates could reasonably be expected to (i) prevent in a material way continued compliance with Environmental, Health, and Safety Laws, give rise to any investigatory, remedial, or corrective obligations pursuant to

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Environmental, Health, and Safety Laws, or (ii) give rise to any other material Liabilities pursuant to Environmental, Health, and Safety Laws.

(e)The Sellers and each Company have furnished to the Buyer: (i) all material written environmental regulatory compliance audits, environmental site assessments, investigations, monitoring reports, risk assessment reports, corrective action reports, and other material environmental documents in the possession or reasonable control of the Sellers and a Company, including, but not limited to any Phase I and Phase II environmental assessments, relating to its or its predecessors’ past or current properties, facilities, or operations; and (ii) all correspondence and other documents relating to communications to or from any Governmental Authority or any third party regarding notification of or actual or alleged violations of any Environmental, Health, and Safety Laws or of any conditions that are reasonably likely to give rise to a material Liability or responsibility under any Environmental, Health, and Safety Laws in connection with a Company’s business, delivered or received by any of the Sellers within the last five (5) years.

(f)None of the following is present at the Real Property: (i) underground storage tanks or septic systems; (ii) asbestos-containing material in any form or condition; (iii) materials or equipment containing polychlorinated biphenyls in any form or condition; (iv) hazardous waste or unlabeled waste; (v) landfills, surface impoundments, or disposal areas; (vi) groundwater monitoring wells, drinking water wells, or production water wells, (vii) above-ground storage tanks of any capacity containing Hazardous Materials; (viii) Environmental Contamination; or (ix) materials or equipment containing lead-based paint in any form or condition.

(g)Neither the Companies nor their predecessors or Affiliates has generated, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, exposed any person to, or released any Hazardous Materials in a manner that could reasonably be expected to give rise to any Liabilities pursuant to any Environmental, Health, and Safety Laws.

(h)Neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any obligations for site investigation or Cleanup, or notification to or consent of Governmental Authorities or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health, and Safety Laws.

(i)To the Knowledge of the Sellers, neither the Companies, nor their predecessors or Affiliates have designed, built, manufactured, repaired, sold, marketed, installed, disposed of or distributed products or other items or materials containing asbestos.

(j)Neither Company has assumed or undertaken by Contract any Liability of any other Person pursuant to Environmental, Health, and Safety Laws.

(k)To the Knowledge of Sellers, there are no Environmental, Health, and Safety Laws in effect that would reasonably be expected to prevent a Company from

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manufacturing, distributing, selling, importing or otherwise placing in commerce any products made by a Company in compliance with Environmental, Health, and Safety Laws.

(l)No facts or circumstances exist that prevent the Sellers or a Company from placing products in the EU market (including non-EU European countries that have adopted either the RoHS Directives and WEEE Directives) in compliance in all material respects with all RoHS Directives and WEEE Directives.

(m)To the Knowledge of the Sellers, there is no condition, event or circumstance, including any required purchase of new pollution control equipment or change in process, that might prevent a Company from conducting the business as currently conducted in compliance with existing environmental Permits or the renewal or modification of such Permits.  With respect to any such environmental Permits, the Sellers and the Companies have undertaken all measures necessary to facilitate the continuity of such Permits, and, to the Knowledge of the Sellers, there is no condition, event or circumstance that might prevent the continuity of such Permits after the consummation of the transactions contemplated by this Agreement.

4.24Inventory

.  The Inventory of each Company consists of raw materials and supplies, manufactured and purchased parts, work in process on goods, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown (which reserve is adequate and calculated consistent with the preparation of the Financial Statements) set forth on the Most Recent Balance Sheet (rather than in any notes).  The Inventory of each Company is located on the premises of the Real Property. Neither Company is in possession of any inventory or other goods not owned by such Company.  The quantities of each item of Inventory are not excessive and are reasonable for the continued operation of each Company in the Ordinary Course of Business, subject only to the reserve for inventory writedown (which reserve is adequate and calculated consistent with the preparation of the Financial Statements) set forth on the Most Recent Balance Sheet (rather than in any notes).

4.25Product Warranty

.  Each product manufactured, repaired, sold, leased, or delivered by a Company has been in conformity with all applicable contractual commitments and all express and implied warranties, and neither Company has any Liability (and there is no Basis for any Proceeding against it giving rise to any Liability) for replacement or repair of any products or other damages in connection with the manufacture, repair, sale, lease or delivery of the products, subject only to the reserve for product warranty claims (which reserve is reasonable and calculated consistent with past practice in the preparation of the Financial Statements) set forth on the face of the Most Recent Balance Sheet (rather than in any notes).  Section 4.25 of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for each Company (containing applicable guaranty, warranty and indemnity provisions).  No product manufactured, repaired, sold, leased or delivered by a Company is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease set forth in Section 4.25 of the Disclosure Schedule.  No Governmental Authority has alleged that any product designed, manufactured, repaired, sold, leased, licensed or delivered by a Company is defective or unsafe or fails to meet any product warranty or any standards promulgated by any such Governmental Authority.  No product designed, manufactured, repaired, sold, leased, licensed or delivered by a Company has been recalled, and neither Company has received any notice of recall (written or

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oral) of any such product from any Governmental Authority.  To the Knowledge of the Sellers, no event has occurred or circumstance exists that (with or without notice or lapse of time) could result in any such Liability or recall.

4.26Product Liability

.  In the past six (6) years, neither Company has incurred any Adverse Consequence (and there is no Basis for any Proceeding against it giving rise to any Adverse Consequence) as a result of any defect or other deficiency (whether of design, materials, workmanship, labeling, instructions or otherwise) with respect to any product designed, manufactured, repaired, sold, leased, licensed or delivered, or any service provided by a Company, whether such Adverse Consequence is incurred by reason of any express or implied warranty (including any warranty of merchantability or fitness), any doctrine of common law (tort, contract or other), any other Applicable Law or otherwise.

4.27Certain Business Relationships with the Companies

.  None of the Sellers or their Affiliates or the Companies’ directors, officers or employees: (a) have been involved in any business arrangement or relationship with a Company within the past twelve (12) months (other than employment arrangements entered into with a Company in the Ordinary Course of Business); (b) engaged in competition with a Company; or (c) is a party to any Contract with a Company.  None of the Sellers or their Affiliates or the Companies’ directors, officers or employees owns any asset that is used in the business of a Company.

4.28Customers and Suppliers

.

(a)Section 4.28(a) of the Disclosure Schedule lists all of the customers of the KCS for each of the two (2) most recent fiscal years and sets forth opposite the name of each such customer the percentage of consolidated net sales attributable to such customer.  Section 4.28(a) of the Disclosure Schedule also lists any Person that is a customer of KCS in the current fiscal year that was not a customer of KCS at any time in the two most recently completed fiscal years. Since the date of the Most Recent Balance Sheet, no Person listed on Section 4.28(a) of the Disclosure Schedule has cancelled, terminated, or materially modified the terms of its contractual relationship with KCS or has provided written notice to KCS that it intends to cancel, terminate or materially modify the terms of its contractual relationship with KCS.

(b)Section 4.28(b) of the Disclosure Schedule lists the top twenty-five (25) suppliers of KCS for each of the two (2) most recent fiscal years (by dollar volume of purchases for the applicable fiscal year) and sets forth opposite the name of each such supplier the percentage of net expense attributable to such supplier (each, a “Material Supplier”; and collectively, the “Material Suppliers”).  Since the date of the Most Recent Balance Sheet, no Material Supplier has cancelled, terminated, or materially modified the terms of its contractual relationship with KCS or has provided written notice to KCS that it intends to cancel, terminate or materially modify the terms of its contractual relationship with KCS.

4.29PPP Loan

.

(a)Section 4.29(a) of the Disclosure Schedule provides the following information regarding the loan provided to KCS pursuant to the SBA’s PPP (the “PPP Loan”) and, as it relates to the PPP Loan: (i) the lender; (ii) the date KCS applied for the PPP Loan; (iii) the

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date the PPP Loan was approved by the lender; (iv) the SBA loan number; (v) the aggregate original principal amount of the PPP Loan; (vi) the date of receipt of the PPP Cash; (vii) the date KCS applied for forgiveness for the PPP Loan and relevant details, including details regarding KCS’s use of PPP Cash; and (viii) the total amount of PPP Cash expended as of the date of this Agreement.  The PPP Loan was obtained in compliance with all rules, regulations and requirements set forth in the PPP Loan application and all certifications made to obtain the PPP Loan, including but not limited to certifications with respect to the Sellers’ and KCS’s eligibility for the PPP Loan, current and anticipated need for the PPP Loan, and appropriate use of the PPP Cash, were made in good faith.  KCS-AC has not received any loan pursuant to the SBA’s PPP.

(b)KCS has used the PPP Cash in accordance with the SBA rules solely to cover payroll costs and mortgage interest, rent and utility costs that allow KCS to be eligible for loan forgiveness under the terms of the PPP as of the Closing Date.  The Sellers have KCS to use the PPP Cash solely for purposes to maximize the prospects of loan forgiveness and minimize the potential liabilities related to ineligible uses of such funds.  The Sellers have not caused KCS to take any actions or make any communications, or fail to take any necessary actions or make any necessary communications, that materially increased the likelihood of increased scrutiny or liability with respect to the PPP Loan.

(c)KCS has deposited (the “PPP Deposit”) a sum equal to the amount of the PPP Loan to KCS with Chase Bank, the lender of the PPP Loan (the “PPP Lender”), in accordance with the terms of the PPP Loan, and such deposit is reflected as restricted cash on the books and records of KCS.

4.30No Other Representations or Warranties

. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN Article III AND Article IV, NONE OF THE SELLERS MAKE ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANIES (INCLUDING THEIR RESPECTIVE ASSETS, FINANCIAL CONDITION OR BUSINESS) OR WITH RESPECT TO ANY OTHER INFORMATION PROVIDED TO THE BUYER (INCLUDING BY USE OF A “DATA ROOM” OR IN ANY EXECUTIVE SUMMARY), AND THE SELLERS HEREBY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES.  WITHOUT LIMITING THE GENERALITY OF THE PRECEDING SENTENCE, THE SELLERS MAKE NO REPRESENTATION OR WARRANTY WHATSOEVER WITH RESPECT TO ANY PROJECTIONS AND OTHER FORECASTS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH PROJECTIONS AND OTHER FORECASTS).  THE BUYER ACKNOWLEDGES AND AGREES THAT THE BUYER HAS NOT RELIED, AND IS NOT RELYING, AND WILL NOT ASSERT THAT IT IS RELYING, UPON ANY STATEMENT, WARRANTY OR REPRESENTATION (WHETHER WRITTEN OR ORAL) NOT EXPRESSLY MADE IN THIS AGREEMENT (AS QUALIFIED BY THE DISCLOSURE SCHEDULES AND EXHIBIT B).

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Article V
REAL ESTATE MATTERS

5.1Title Insurance

.  Sellers have provided to Buyer title insurance commitments, issued by the Bay Title & Abstract, Inc. (the “Title Company”), agreeing to issue to the applicable Company (for the benefit of Buyer) current, standard form ALTA owner’s policies of title insurance with respect to the Owned Real Property (the “Title Insurance”), together with a copy of each document to which reference is made in such commitments.  Such policies shall be in the amount of the full fair market value of the applicable Owned Real Property, insuring good and marketable title thereto subject to Permitted Liens, and shall contain such endorsements as Buyer shall reasonably request, provided Sellers shall not be required to provide a nonimputation endorsement or execute any affidavit required by the Title Company to issue a nonimputation endorsement. All premiums for the issuance of the Title Insurance shall be paid fifty percent (50.00%) by the Sellers and fifty percent (50.00%) by the Buyer.

5.2Surveys

.  Sellers have provided to Buyer current surveys of the Owned Real Property prepared in accordance with the 2016 Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys, together with Table A items 1, 2, 3, 4, 6(b), 7(a), 7(b)(1), 7(c), 8, 9, 13, 16, 17, and 18, and detailing the legal description, the perimeter boundaries, all improvements located thereon, all easements and encroachments affecting the Owned Real Property and such other matters requested by Buyer or the Title Company, prepared by the surveyor selected by the Sellers (the “Surveys”).

Article VI
Post-Closing Covenants

The Parties agree as follows with respect to the period following the Closing:

6.1General

.  In case at any time after the Closing any further actions are necessary or desirable to carry out the purposes of this Agreement, including any notifications to Governmental Authorities of the Transaction contemplated by this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification for such action under Article VIII, below).  Each of the Sellers acknowledges and agrees that from and after the Closing, the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Companies.

6.2Litigation Support

.

(a)In the event and for so long as any Party actively is contesting or defending against any Litigation in connection with: (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving a Company, including, but not limited to any of the above as it may relate to a PPP Loan forgiveness application or an audit related to the PPP Loan, each of the other Parties will cooperate with it and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to

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its books and records as shall be advisable in the opinion of the defending Party required by the Party in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification under Article VIII, below).

(b)Notwithstanding the above, after the Closing: (i) the Buyer shall have sole control of the Litigation and any Proceedings or negotiations with any Governmental Authority in connection with the Litigation, including, but not limited to, all aspects of the prosecution and defense of claims in such Litigation and/or Proceeding and the settlement of such Litigation and/or Proceeding and (ii) the Sellers shall have no right to assume any role related to the Litigation.

6.3Transition

.  None of the Sellers will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of a Company from maintaining the same business relationships with a Company after the Closing as it maintained with a Company prior to the Closing.  Each of the Sellers will refer all customer inquiries relating to the business of a Company to the Buyer from and after the Closing.

6.4Seller Confidentiality

.  Each of the Sellers will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information that are its possession.  In the event that any of the Sellers is requested or required pursuant to written or oral question or request for information or documents in any Proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, the Sellers will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.4.  If, in the absence of a protective order or the receipt of a waiver under this Agreement, any of the Sellers is compelled to disclose any Confidential Information to any court or tribunal or else stand liable for contempt, the Sellers may disclose the Confidential Information to the court or tribunal; provided, however, that the Sellers shall use reasonable commercial efforts to obtain, at the reasonable request and expense of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.

6.5Covenant Not to Compete

.  For a period of five (5) years from and after the Closing Date, none of the Sellers nor any of their Affiliates shall engage directly or indirectly in the United States, Canada, the European Union, the European Free Trade Association, the United Kingdom and the Caribbean in any business that a Company or the Buyer conducts as of the Closing Date; provided, however, that no owner of less than one percent (1.00%) of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason of such ownership in its business.  Notwithstanding the above, If the final judgment of a court of competent jurisdiction or an arbitration panel declares that any term or provision of this Section 6.5 is invalid or unenforceable, the Parties agree that the court or arbitration panel making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement

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shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

6.6Non-Solicitation

.  For a period of five (5) years from and after the Closing Date, none of the Sellers nor any of their Affiliates will directly or indirectly, hire any employee, agent, broker or independent contractor of a Company and/or its Affiliates or any person who in the past twelve (12) months was an employee, agent, broker or independent contractor of a Company (a “Restricted Person”).  For a period of five (5) years from and after the Closing Date, none of the Sellers nor any of their Affiliates will, directly or indirectly: (i) solicit, induce, or encourage any Restricted Person to cease rendering services to a Company and/or its Affiliates; (ii) solicit, induce, or encourage any employee of a Company and/or its Affiliates to render services to any business that is similar to any business conducted by a Company; (iii) solicit, induce, or encourage any supplier or prospective supplier of services or products to cease to supply such services or products to a Company or its Affiliates or to alter the terms pursuant to which such services or products were supplied to a Company and/or its Affiliates immediately prior to the Closing Date; or (iv) solicit, induce or encourage any customer or prospective customer of a Company to cease being a customer of a Company or its Affiliates or to alter the terms pursuant to which a Company and/or its Affiliates provided products and services to such customer or prospective customer immediately prior to the Closing Date.

6.7Sellers Release

.  Effective as of the Closing Date and to the extent permitted by Applicable Law, each of the Sellers does for itself, himself or herself, and for its or his Affiliates, partners, members, heirs, beneficiaries, successors and assigns, if any (each a “Releasing Party”), release and absolutely forever discharge the Companies and the Buyer, and their respective Subsidiaries, Affiliates, including, in each case, their respective officers, directors, managers, members, Affiliates, employee and agents (each a “Released Party”) from and against all Released Matters.  “Released Matters” means any and all claims, demands, damages, debts, Liabilities, obligations, costs, expenses (including attorneys’ and accountants’ fees and expenses), actions, and causes of action of any nature, arising on or prior to the Closing Date, whether now known or unknown, suspected or unsuspected, that such Releasing Party now has, or at any time previously had, or shall or may have in the future, as a stockholder, equity holder, principal, officer, director, contractor, consultant or employee of a Company, arising by virtue of or in any manner related to any actions or inactions with respect to a Company or its affairs on or before the Closing Date; provided, however, that Released Matters shall not include (a) any rights or obligations arising under this Agreement, all other agreements contemplated by this Agreement or the transactions contemplated by this Agreement, (b) any rights or obligations under earned but unpaid compensation and benefits provided under the Employee Benefit Plans in accordance with their terms, (c) any rights under any director’s and officer’s liability insurance policies relating to the period prior to the Closing Date, including, without limitation, any rights pursuant to the D&O Tail Policy, or (d) any rights or claims of any Covered Person to seek indemnity from a Company arising under the Organizational Documents of a Company or by statute, provided that any such indemnity claims shall not exceed the policy limits of the D&O Tail Policy(ies). It is the intention of the Releasing Parties in executing this release, and in giving and receiving the consideration called for under this Agreement, that the release contained in this Section 6.7 shall be effective as a full and final accord and satisfaction and general release of and from all Released Matters and the final resolution by such Releasing Parties and the Released Parties of all Released Matters.  Notwithstanding anything in this Agreement or otherwise to the contrary, the release contained in

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this Section 6.7  will not be effective so as to benefit a particular Released Party in connection with any matter or event that would otherwise constitute a Released Matter, but involved fraud, intentional misrepresentation, or the breach of any Applicable Law on the part of such Released Party.  The invalidity or unenforceability of any part of this Section 6.7 shall not affect the validity or enforceability of the remainder of this Section 6.7, which shall remain in full force and effect.  Each Releasing Party represents and warrants that it, he or she, as applicable, has not knowingly assigned or transferred or purported to assign or transfer to any Person any Released Matters.

6.8Company Books and Records

.  The Sellers shall deliver to the Buyer within seven (7) days after the Closing each of the relevant Companies’ Organizational Documents, the original minute book (containing the records of meetings of the stockholders, members, board of directors, managers and any committees of the board of directors (or their equivalents)), the stock certificate or membership interest book, and the stock or membership interest record book of each of the Companies.  The Sellers may, after the Closing, retain copies of any books and records of the Companies, including books and records stored on computer disks or any other storage medium, as the Sellers are reasonably likely to need to meet accounting, auditing and Tax requirements.  Upon reasonable notice and request by any of the Sellers, the Buyer, during normal business hours, shall: (i) make the employees of the Companies available to the Sellers at such employees’ normal business location(s) and during such employees’ normal business hours and (ii) permit the Sellers to examine, copy and make extracts from all book and records of the Companies, all without cost, surcharge or expense to the Sellers other than reasonable copy charges, in each case as is reasonably necessary in connection with any accounting, auditing or Tax requirements.

6.9Officers’ and Directors’ Liability

.  Buyer agrees that all rights to indemnification and exculpation for acts or omission occurring prior to the Closing now existing in favor of the current or former officers, managers, or directors (or Persons holding similar positions) of any Company who have the right to indemnification or exculpation by a Company (collectively, the “Covered Persons”) as provided in any Company’s Organizational Documents, as provided under Applicable Law or as provided pursuant to resolution of the Board of Directors (or similar governing body) of any Company, shall survive the Closing and shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years from the Closing.  Without limiting the foregoing, for a period of not less than six (6) years from the Closing, the Buyer shall not, and shall not permit its Affiliates or any Company to, amend, modify or terminate any Company’s Organizational Documents or any resolution regarding or related to such indemnification matters in any manner that would adversely affect the rights of the Covered Persons thereunder with respect to such indemnification now existing.    The Buyer shall, or cause the Companies to, obtain and maintain in effect for a period of at least six (6) years following the Closing Date, “tail” insurance policies under the Companies’ existing directors’ and officers’ liability policy or from an insurance carrier with the same or better credit rating as the Companies’ current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Companies’ policies existing as of the date hereof with respect to matters existing or occurring at or prior to the Closing Date (the “D&O Tail Policies”). The cost of obtaining the D&O Tail Policies shall be included as a Company Expense.  In the event the Buyer, any Company or any of their respective successors or assigns (a) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity in such consolidation or merger; or (b) transfers all or substantially all of its properties and assets to any Person, then and in either such case, the Buyer shall use commercially reasonable efforts to

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ensure that the successors and assigns of the Buyer or the Companies, as the case may be, assume the obligations set forth in this Section 6.9. The provisions of this Section 6.9 are intended to benefit and may be enforced by any of the Covered Persons and such Person’s estate and heirs, and shall be binding on all successors and assigns of the Buyer, the Companies, and the Buyer’s Affiliates. The provisions of this Section 6.9 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any Covered Person may have pursuant to Applicable Law or the Organizational Documents of any Company.

6.10PPP Loans

.  In the event that the PPP Loan for KCS is forgiven by the SBA and the PPP Lender does not return the PPP Deposit directly to the Sellers, the Buyer agrees to promptly remit such amount of the PPP Deposit actually received from the PPP Lender to the Sellers’ Representative to be distributed to the Sellers in proportion to their Pro Rata Percentages (but in any event, within five Business Days of the receipt of such funds).  Following the Closing, Buyer agrees to cause KCS to (a) execute and file any agreements, instruments, certificates, or other documents that are reasonably requested by the PPP Lender or the SBA in connection with the application for forgiveness of the PPP Loan (the “Forgiveness Application”); (b) promptly notify the Sellers’ Representative of the receipt and content of any inquiries or requests for information made by the PPP Lender or the SBA in connection with the Forgiveness Application and permit the Sellers’ Representative to review in advance any proposed response or information proposed to be provided to the PPP Lender or the SBA; (c) timely respond to any such inquiry or request and provide the Sellers’ Representative with copies of the information and documentation provided with respect to any such inquiry or request; (d) not take any action with the intent of preventing, impairing, delaying, or impeding the processing or approval of the Forgiveness Application; and (e) provide notice of the status of the Forgiveness Application to the Sellers’ Representative upon request.

6.11Business Interruption Claim

.  Notwithstanding anything in this Agreement to the contrary, the Sellers shall be entitled, at their sole cost and expense, to control and/or settle the Business Interruption Claim Matter and any Proceedings related thereto.  The Buyer shall provide, or cause KCS to provide to the Sellers’ Representative or their designee, all necessary authorizations, including powers of attorney, to control the Business Interruption Claim Matter.  Any insurance proceeds received by KCS in connection with the Business Interruption Claim Matter shall be solely for the benefit of the Sellers, and any such proceeds received by Buyer, a Company, or their Affiliates after the Closing shall be promptly paid to Sellers’ Representative to be distributed to the Sellers in proportion to their Pro Rata Percentages (but in any event, within five Business Days of the receipt of such funds).

Article VII
CLOSING OBLIGATIONS

7.1The Seller’s Obligations

.  Simultaneously with the execution of this Agreement and the Closing, the Sellers shall deliver to the Buyer:

(a)the stock certificates representing all of the KCS Shares endorsed in blank or accompanied by a duly executed assignment document;

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(b)the resignations, effective as of the Closing Date, of each director and officer of a Company of his, her or its directorship and officership (but not his, her or its employment);

(c)the necessary authorizations, consents, and/or approvals set forth on Exhibit D to this Agreement;

(d)the Title Insurance and Surveys;

(e)the payoff letters from the holders of Indebtedness identified on Section 4.9 of the Disclosure Schedules in a form satisfactory to the Buyer and evidence of having made customary arrangements for such holders of such Indebtedness to deliver all related Lien releases to the Buyer as soon as practicable after the Closing;

(f)two copies of a USB or similar electronic storage containing all of the information uploaded to the Data Room and made available to the Buyer by the Sellers and the Companies prior to the Closing Date;

(g)the Escrow Agreement, duly executed by the Sellers;

(h)a (i) copy of the Organizational Documents of each of the Companies certified by the Wisconsin Department of Financial Institutions and (ii) certificate of good standing for each of the Companies issued by the Wisconsin Department of Financial Institutions and a certificate of good standing, active status (or the equivalent) for each of the Companies issued by the relevant Secretary of State (or the equivalent) of the states in which each Company is qualified to do business, in each case, dated within ten (10) days prior to the Closing Date;

(i)a certificate signed by the secretary of KCS certifying as to the Organizational Documents of KCS and that such Organizational Documents have not been rescinded or modified and remain in full force and effect as of the Closing Date;

(j)a certificate signed by the manager of KCS-AC certifying as to the Organizational Documents of KCS-AC and that such Organizational Documents have not been rescinded or modified and remain in full force and effect as of the Closing Date;

(k)a certificate signed by the secretary of any Seller that is not an individual certifying: (i) the resolutions of the board of directors, managers or other authorizing body (or a duly authorized committee of such authorizing body) of such Seller authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated by this Agreement and that such resolutions have not been rescinded or modified and remain in full force and effect as of the Closing Date; and (ii) incumbency and signatures of the officers of such Seller executing this Agreement or any other agreement contemplated by this Agreement; and

(l)each Seller shall have delivered to the Buyer (i) a properly completed IRS Form W-9; (ii) a Certificate of Non-Foreign Status in accordance with Treasury Regulations Section 1.1445-2(b)(2) executed on behalf of each Company; (iii) the Section 338(h) forms described in Section 9.6, below, duly executed by the Sellers; and (iv) such other Tax forms as reasonably requested by the Buyer.

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7.2The Buyer’s Obligation

.  Simultaneously with the execution of this Agreement and the Closing, the Buyer shall deliver to the Sellers:

(a)the Escrow Agreement, duly executed by the Buyer and the Escrow Agent;

(b)a copy of the finalized and bound R&W Insurance Policy;

(c)a binder or similar written evidence that the D&O Tail Policies required under Section 6.9, above, have been bound effective as of the Closing; and

(d)a certificate signed by the secretary of Buyer certifying the resolutions of the board of directors, managers or other authorizing body (or a duly authorized committee of such authorizing body) of Buyer authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated by this Agreement and that such resolutions have not been rescinded or modified and remain in full force and effect as of the Closing Date.

Article VIII
Remedies for Breaches of this Agreement

8.1Survival of Representations and Warranties

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(a)All of the representations and warranties of the Parties contained in Article III and Article IV of this Agreement shall survive the Closing under this Agreement (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of the Closing) and continue in full force and effect for a period of twelve (12) months, other than: (i) the representations and warranties of the Sellers contained in Section 3.1 (the “Sellers’ Representations and Warranties” representation), the representations and warranties of the Buyer contained in Section 3.2 (the “Buyer’s Representations and Warranties” representation), Section 4.1 (the “Organization, Qualification and Corporate Power” representation), Section 4.2 (the “Capitalization” representation), Section 4.4 (the “Brokers’ Fees” representation), Section 4.5 (the “Title to Assets” representation), Section 4.7 (the “Financial Statements” representation), Section 4.9 (the “Undisclosed Liabilities; Indebtedness” representation), Section 4.11 (the “Tax Matters” representation), Section 4.21 (the “Employee Benefits” representation), and Section 4.23 (the “Environmental, Health and Safety Matters” representation), above (such representations and warranties described in clause (i), collectively referred to in this Agreement as the “Specified Representations”) which shall survive the Closing and continue in full force and effect for a period of six (6) years; and (ii) fraud and criminal misconduct which shall survive the Closing without limitation.  The covenants and agreements contained in this Agreement, outside of Article III and Article IV above, to be performed or complied with on or after the Closing will survive until the expiration of any applicable statutes of limitations (after giving effect to any extensions or waivers).  All of the covenants contained in Sections 6.1 through 6.8 shall survive the Closing under this Agreement and continue in full force and effect for five (5) years.  No Indemnified Party shall be indemnified under this Article VIII for any liability for breach of a representation, warranty or covenants unless the Sellers or the Buyer, as applicable, is given written notice from such Buyer Indemnitee or Seller Indemnitee asserting a claim on or before the expiration date of the survival period for a representation, warranty and covenant.

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(b)Notwithstanding anything in this Agreement to the contrary: (i) if written notice of any claim for indemnification under this Agreement has been delivered in accordance with this Agreement prior to the expiration of time between the Closing Date and the survival period date, as set forth in this Section 8.1 for such representation, warranty or covenant upon which such claim is based, the relevant representation, warranty or covenant shall not expire with respect to such claim, and such claim may be pursued, until the final resolution of such claim in accordance with the provisions of this Article VIII, (ii) in no case shall the expiration of the applicable survival period for any representations, warranties and/or covenants affect or apply to any claim based on fraud; and (iii) the survival periods set forth in this Section 8.1 shall not affect or otherwise limit any claim made or available under the R&W Insurance Policy.  For purposes of this Article VIII, “fraud” means actual or intentional fraud committed in the making of the representations, warranties and covenants of this Agreement.

8.2Indemnification Provisions for the Buyer’s Benefit

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(a)The Sellers shall be obligated to, jointly and severally, indemnify the Buyer and/or its officers, directors, shareholders, members, employees, representatives, advisors, Affiliates (including the Companies) and/or agents (in any event, which Persons shall under no circumstance include any insurer(s) now existing or hereafter having rights, claims, interests or obligations under the R&W Insurance Policy) (each a “Buyer Indemnitee”) from and against the entirety of any Adverse Consequences the Buyer Indemnitee incurs, whether or not arising out of a third-party claim, through and after the date of the claim for indemnification (including any Adverse Consequences any Buyer Indemnitee may suffer after the end of any applicable survival period; provided, that an indemnification claim with respect to such matter is made pursuant to Section 8.1 prior to the end of any applicable survival period) resulting from, arising out of, relating to, or caused by:

(i)any inaccuracy or misrepresentation in or breach of any representation or warranty contained in this Agreement relating to KCS made by the Sellers;

(ii)any inaccuracy or misrepresentation in or breach of any representation or warranty contained in this Agreement relating to KCS-AC made by the Sellers; or

(iii)any breach by any of the Sellers of any of its covenants or agreements contained in this Agreement, including without limitation, the Sellers’ obligation to make payments of certain Taxes pursuant to Section 9.2.

(b)The Sellers shall be obligated, jointly and severally, to indemnify each Buyer Indemnitee from and against the entirety of any Adverse Consequences Buyer Indemnitee may suffer resulting from, arising out of, incurred with respect to, relating to, or caused by:

(i)any Indebtedness of the Companies that is outstanding as of immediately prior to the Closing and is not paid on or before the Closing;

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(ii)the Sellers’ application for the PPP Loan, application for forgiveness of the PPP Loan and use of the PPP Cash, including, but not limited to, any costs, expenses, Proceedings, criminal or civil liabilities and/or penalties that may result;

(iii)any Company Expenses that are not taken into account in the determination of the Final Purchase Price; and

(iv)any claims, damages and costs arising from any non-compliance with Applicable Privacy Laws that is disclosed in Section 4.13(g) of the Disclosure Schedule as of the Closing Date, including, without limitation, costs associated with achieving compliance, as well as any third party claims and regulatory investigations, including any associated damages or amounts paid in settlement (including court costs and reasonable attorneys’ fees) that arise from or relate to the disclosures in Section 4.13(g) of the Disclosure Schedule.

(c)Notwithstanding anything provided in this Agreement to the contrary, the indemnification obligations of the Sellers pursuant to this Section 8.2 shall be limited as follows:

(i)  no Adverse Consequences shall be payable under Section 8.2(a)(i) until the total of such Adverse Consequences exceeds an amount equal to the Seller Deductible, and then only Adverse Consequences in excess of the Seller Deductible shall be payable; provided, however, that the above limitation shall not apply in the case of fraud or any breach of any of the Specified Representations (excluding the representations and warranties set forth in Section 4.7, the breach of which shall be subject to the Seller Deductible);

(ii)no Adverse Consequences shall be payable under Section 8.2(a)(ii) until the total of such Adverse Consequences exceeds an amount equal to the Seller Deductible, and then only Adverse Consequences in excess of the Seller Deductible shall be payable; provided, however, that the above limitation shall not apply in the case of fraud;

(iii)  the Sellers’ aggregate Liability for all indemnification under Section 8.2(a)(i) shall be limited to, and shall not exceed, an amount equal to the Seller Cap; provided, however, that the above limitation shall not apply in the case of fraud or any breach of any of the Specified Representations (excluding the representations and warranties set forth in Section 4.7, the breach of which shall be subject to the Seller Cap);

(iv)the Sellers’ aggregate Liability for all indemnification under Section 8.2(a)(ii) shall be limited to, and shall not exceed, an amount equal to the Seller Cap; provided, however, that the above limitation shall not apply in the case of fraud; and

(v)notwithstanding the above, in no event will the Sellers be liable for Adverse Consequences exceeding the proceeds received by the Sellers under this Agreement (less $4,500,000).

(vi)For the avoidance of doubt, the limitations in this Section 8.2(c) shall apply and are effective irrespective of the availability or election of any remedies or recourse by the Buyer Indemnitees against any third Person, including under the R&W Insurance Policy.

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(d)Subject to the other limitations, conditions and restrictions of this Article VIII (including, without limitation, Section 8.2(c), above):

(i)the sole recourse and exclusive remedy of the Buyer Indemnitees with respect to claims for indemnification for Adverse Consequences pursuant to Section 8.2(a)(i) or Section 8.2(a)(ii) shall be: (A) first, during the period during which the Escrow Agreement remains in effect, be satisfied from the Indemnity Escrow Amount (if and to the extent funds are available) pursuant to the terms and conditions of the Escrow Agreement; and (B) then second, to the extent that any such Adverse Consequences are not able to be satisfied in full from the Indemnity Escrow Amount, be satisfied, without duplication, solely from the R&W Insurance Policy.

(ii)Notwithstanding Section 8.2(d)(i), above:

(A)if and to the extent Adverse Consequences arising pursuant to Section 8.2(a)(i) are the result of (a) fraud or criminal misconduct by the Sellers in the making of the representations and warranties contained in Section 3.1 or Article IV or (b) a breach of the Specified Representations (excluding the representations and warranties set forth in Section 4.7), then, subject to the other limitations, conditions and restrictions set forth in this Article VIII, the Sellers shall be responsible for the amount of such Adverse Consequences that are less than the retention under the R&W Insurance Policy then in effect (e.g. subject to reduction of such retention following any “drop-down date”) and the amount of such Adverse Consequences that exceed the then-existing coverage under the R&W Insurance Policy (if any) (provided, however, that in no event shall the Sellers be liable for Adverse Consequences exceeding the proceeds received by the Sellers under this Agreement, less $4,500,000); and

(B)if and to the extent Adverse Consequences arising pursuant to Section 8.2(a)(ii) are the result of fraud or criminal misconduct by the Sellers in the making of the representations and warranties contained in Article IV, then, subject to the other limitations, conditions and restrictions set forth in this Article VIII, the Sellers shall be responsible for the amount of such Adverse Consequences that are less than the retention under the R&W Insurance Policy then in effect (e.g. subject to reduction of such retention following any “drop-down date”) and the amount of such Adverse Consequences that exceed the then-existing coverage under the R&W Insurance Policy (if any) (provided, however, that in no event shall the Sellers be liable for Adverse Consequences exceeding the proceeds received by the Sellers under this Agreement, less $4,500,000).

(e)Subject to the other limitations, conditions and restrictions of this Article VIII (including, without limitation, Section 8.2(c), above), any Adverse Consequences for which a Buyer Indemnitee is entitled to indemnification pursuant to Section 8.2(a)(iii), Section 8.2(b), or Section 8.8 shall be satisfied: (i) first, during the period which the Escrow Agreement remains in effect, from the Indemnity Escrow Amount (if and to the extent funds are available) pursuant to

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the terms and conditions of the Escrow Agreement; (ii) second, to the extent that any such Adverse Consequences are not able to be satisfied in full from the Indemnity Escrow Amount, from the R&W Insurance Policy; and (iii) then third, to the extent that any such Adverse Consequences exceed the remaining Indemnity Escrow Amount and exceed the then-existing coverage under the R&W Insurance Policy (if any) (or are otherwise excluded from coverage under the R&W Insurance Policy by its terms), from the Sellers (provided, however, that in no event shall the Sellers be liable for Adverse Consequences exceeding the proceeds received by the Sellers under this Agreement, less $4,500,000).

(f)With respect to any matter covered by this Article VIII: (i) the Indemnified Party shall use commercially reasonable efforts to assert all claims under all applicable insurance policies (including, without limitation, the R&W Insurance Policy), indemnity, contribution or other similar agreements; and (ii) any indemnification claim shall be net of any insurance proceeds actually received by the Indemnified Party (net of any deductible amounts and reasonable costs of collection and any related increase in premiums), and, to the extent that insurance proceeds are collected by the Indemnified Party after an indemnification claim has been settled or finally determined, the Indemnified Party shall reimburse the Indemnifying Party for any and all Adverse Consequences paid by the Indemnifying Party to the Indemnified Party pursuant to this Agreement to the extent such amount is subsequently paid to the Indemnified Party by any Person other than the Indemnifying Party.

(g)Notwithstanding anything contained in this Agreement to the contrary, (i) the Buyer Indemnitees may not recover duplicative Adverse Consequences in respect of a single set of facts or circumstances under more than one warranty, representation or covenant in this Agreement whether such facts or circumstances would give rise to a breach of more than one warranty, representation or covenant in this Agreement, and (ii) the Buyer Indemnitees may not assert any claim under Article VIII for any Adverse Consequences to the extent such item was actually included in the Net Working Capital, the Indebtedness or the Company Expenses, in each case, in the calculation of the Final Purchase Price, as determined pursuant to Section 2.4.  In no event may a Buyer Indemnitee have a “double recovery” from both the Sellers and the R&W Insurance Policy with respect to the same Adverse Consequences.

(h)For purposes of determining the amount of Adverse Consequences resulting from any misrepresentation or breach of a representation or warranty and for purposes of determining whether there has been any misrepresentation or breach of a representation or warranty, all representations and warranties set forth in this Agreement, that are qualified by reference to “material,” “materially,” “Material Adverse Effect or Change” or any similar term shall be deemed to have been made without giving effect to such materiality qualifiers; provided, however, that (A) such terms shall not be disregarded in the name of defined terms (e.g., “Material Adverse Effect or Change” or “Material Contract”), and (B) dollar thresholds expressly set forth in Article IV shall not be disregarded.

(i)Each Indemnified Party shall use commercially reasonable efforts within its control to mitigate any Adverse Consequences or potential Adverse Consequences upon becoming aware of any event which would reasonably be expected to give rise to any Adverse Consequences.

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(j)Notwithstanding anything contained in this Agreement to the contrary, the Buyer’s and the Sellers’ sole remedy for any and all claims with respect to the transactions contemplated by this Agreement shall be the indemnity set forth in this Article VIII, and none of the Buyer Indemnitees or the Seller Indemnitees shall have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, against the other Party with respect to the transactions contemplated by this Agreement, all of such remedies, entitlements and recourse being expressly waived by the Parties hereto to the fullest extent permitted by Applicable Law; provided, however, that the waiver in this Section 8.2(j) shall not apply (i) to any claim arising out of fraud or criminal misconduct, (ii) to any claim seeking specific performance or injunctive relief for any breach or threatened breach of Sections 6.4, 6.5 or 6.6, or (iii) to matters resolved in accordance with the dispute resolution procedures (including, as applicable, by the Independent Accountant) provided in Section 2.4, above.

(k)Nothing contained in this Section 8.2 shall in any way limit or affect the ability of the Buyer to make any claim under the R&W Insurance Policy, except as and to the extent expressly set forth in the R&W Insurance Policy.

8.3R&W Insurance

.  The Sellers shall use reasonable commercial efforts to assist and fully cooperate with the Buyer in connection with any claim by the Buyer under, or recovery by the Buyer with respect to, the R&W Insurance Policy.  Following the Closing, the Buyer shall not modify or amend the R&W Insurance Policy’s subrogation or third-party beneficiary provisions to the extent benefitting the Sellers without the prior, express written consent of the Sellers. The coverages provided under the R&W Insurance Policy have been made at the sole election, determination and discretion of the Buyer, on its behalf and on behalf of the Buyer Indemnitees, at its own risk, and the Sellers shall have no obligation or liability with respect to such election or determination, including any adequacy or availability of coverage.

8.4Indemnification Provisions for the Sellers’ Benefit

.  The Buyer shall be obligated to indemnify the Sellers and/or their respective officers, directors, employees, representatives, advisors, Affiliates and/or agents (each a “Seller Indemnitee”) from and against the entirety of any Adverse Consequences that such Seller Indemnitee suffered through and after the date of the claim for indemnification (including any Adverse Consequences that such Seller Indemnitee suffered after the end of any applicable survival period) resulting from, arising out of, relating to, or caused by: (i) any breach (in the event any third party alleges facts that, if true, would be because the Buyer had breached or the alleged breach) by the Buyer of any of its representations and warranties contained in this Agreement, or made any misrepresentation or inaccuracy in its representations and warranties; or (ii) any breach by the Buyer of any of its covenants or agreements contained in this Agreement.

8.5Matters Involving Third Parties

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(a)If any third party notifies any Party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Article VIII, then the Indemnified Party shall promptly notify each Indemnifying Party of the Third-Party Claim in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve

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the Indemnifying Party from any obligation under this Agreement unless (and then solely to the extent) the Indemnifying Party is actually and materially prejudiced by such delay.

(b)Any Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as: (A) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the Adverse Consequences for which the Indemnifying Party is liable pursuant to the terms of this Agreement, subject to the limitations (if any) under this Article VIII, the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim; (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party has and will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations under this Agreement; (C) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief; (D) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to be adverse to the continuing business interests or the reputation of the Indemnified Party; (E) the Third-Party Claim does not relate to or arise in connection with any Proceeding (other than any non-criminal Tax Proceeding with respect to a Pre-Closing Tax Period that is not a Straddle Period); (F) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently; (G) the assumption of the defense by the Indemnifying Party is not reasonably likely to cause a Buyer Indemnitee to lose coverage under the R&W Insurance Policy; (H) a Buyer Indemnitee or the insurer is not required to assume the defense of such Third-Party Claim pursuant to the R&W Insurance Policy; or (I) the insurer of the R&W Insurance Policy and the Buyer have not confirmed in writing that the applicable Adverse Consequences will be fully covered other than by the Sellers.

(c)So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 8.5(b) above: (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim; (B) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld) and the consent of the insurer under the R&W Insurance Policy; and (C) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld; provided that the Indemnified Party may withhold consent if such consent would require the Indemnified Party to admit fraud, intentional wrongdoing or a violation of Applicable Law or impose any restriction on the business of the Indemnified Party).

(d)In the event any of the conditions in Section 8.5(b) above is or becomes unsatisfied, however: (A) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim if it acts reasonably and in good faith upon fifteen (15) days’ prior written notice (if possible) to the Indemnifying Party (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party); (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the reasonable costs of defending against the Third-Party Claim

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(including attorneys’ fees and expenses at all levels of Proceedings); and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, incurred with respect to, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Article VIII.

(e)Notwithstanding anything to the contrary in this Section 8.5, the control of the defense of any Third-Party Claim for which a Buyer Indemnitee may seek recovery under the R&W Insurance Policy shall be subject to the provisions of the R&W Insurance Policy.

8.6Direct Claims

.  An Indemnified Party shall, as promptly as is reasonably practicable after becoming aware of any Adverse Consequences, obligations, or facts, in each case, with respect to any matter which has or could reasonably be expected to give rise to a claim for indemnification under this Article VIII and not involving a Third-Party Claim, provide prompt written notice to the Indemnifying Party under this Agreement describing the subject matter of such claim or demand; provided, however, that no delay on the part of such Indemnified Party in notifying an Indemnifying Party shall relieve the Indemnifying Party from any obligation under this Agreement unless (and then solely to the extent) the Indemnifying Party is actually prejudiced by such delay.

8.7Escrow

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(a)On the Closing Date, the Buyer shall pay to the Escrow Agent the Indemnity Escrow Amount to be held pursuant to the terms of the Escrow Agreement.

(b)On the Business Day immediately following the date that is twelve (12) months after the Closing Date (the “Escrow Release Date”), the remaining portion of the Indemnity Escrow Amount less the aggregate amount claimed by any Buyer Indemnitee pursuant to claims made against such funds in accordance with this Agreement and not fully resolved prior to such date shall be released to the Sellers’ Representative, to be distributed to each Seller in accordance with its Pro Rata Percentage.  At any time following the Escrow Release Date, to the extent the available portion of the Indemnity Escrow Amount exceeds the aggregate amount claimed by any Buyer Indemnitee pursuant to claims for indemnification under this Agreement and not fully resolved prior to the time of determination, such excess shall be promptly released to the Sellers.

(c)The Buyer and the Sellers’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to make any distributions from the Escrow Account provided for in this Agreement.

8.8Environmental Indemnification

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(a)Subject to the other limitations, conditions and restrictions of this Article VIII: (i) the Sellers shall be obligated, jointly and severally, to indemnify each Buyer Indemnitee from and against the entirety of any Adverse Consequences Buyer Indemnitee may suffer resulting from, arising out of, incurred with respect to, relating to, or caused by any Pre-existing Environmental Condition (excluding any Pre-Existing Environmental Condition that may exist in connection with the Owned Real Property located at 830 E. Glenbrook Drive, Pulaski, Brown County, Wisconsin) and any violation of Environmental, Health and Safety Law at the Real Property (but excluding the Owned Real Property located at 830 E. Glenbrook Drive, Pulaski,

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Brown County, Wisconsin) immediately prior to the Closing Date; and (ii) the Sellers agree and acknowledge that any such Pre-existing Environmental Condition shall be deemed to be the sole responsibility of the Sellers, and the Sellers shall promptly take all commercially reasonable actions at their sole expense as required by any Environmental, Health and Safety Law which regulates such Pre-existing Environmental Condition and the factual basis for such opinion. For the avoidance of doubt, if any such Pre-existing Environmental Condition or violation of Environmental, Health and Safety Law contemplated by this Section 8.8(a) is also a breach of a representation or warranty under Article IV, then the Buyer Indemnitee(s) shall first be required to pursue recovery for such Adverse Consequences under the R&W Insurance Policy in the manner described under Section 8.2(e), above.

(b)The Sellers covenant not to initiate a formal legal action in court or with a Governmental Authority against the Buyer alleging that the Buyer caused Environmental Contamination on the Real Property unless and until an affidavit of an independent, licensed professional engineer (not an employee of any Seller) is provided to the Buyer, which provides a written opinion under oath that the post-Closing operations at the Real Property appear to have caused or contributed to a release of a Hazardous Material in violation of Environmental, Health and Safety Laws and/or which likely resulted in Environmental Contamination.

8.9Tax Treatment of Indemnification Payments

.  All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Final Purchase Price for Tax purposes unless otherwise required by Applicable Law.

Article IX
TAX MATTERS

The following provisions shall govern the allocation of responsibility as between the Buyer and the Sellers for certain tax matters following the Closing Date:

9.1Tax Returns.

(a)The Sellers’ Representative shall have the exclusive authority and obligation to prepare, or cause to be prepared, all Tax Returns for the Companies for all periods ending on or before the Closing Date, and the appropriate officer of each relevant Company shall sign and timely file the same; provided, however, that: (i) the Sellers’ Representative shall provide the Buyer with draft Tax Returns for the relevant Company required to be prepared after the Closing Date by the Sellers’ Representative pursuant to this Section 9.1(a) at least thirty (30) days prior to the due date for the filing of such Tax Returns (after giving effect to any extensions of time within which to file such Tax Returns); (ii) at least fifteen (15) days prior to the due date for the filing of such Tax Returns, the Buyer shall notify the Sellers’ Representative of the existence of any objections the Buyer may have to any items set forth on such draft Tax Returns; and (iii) if, after consulting in good faith, the Buyer and the Sellers’ Representative are unable to resolve such objection(s), such objection(s) shall be referred to the Independent Accountant for resolution on a basis consistent with the past practices of the relevant Company with respect to such items.  The cost of the Independent Accountant pursuant to this Section 9.1(a) shall be borne fifty percent (50.00%) by the Sellers and fifty percent (50.00%) by the Buyer.

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(b)Except as provided in Section 9.1(a) above, the Buyer shall have the exclusive authority and obligation to prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the relevant Company on a basis consistent with the past practices of such Company (to the extent permitted by Applicable Law); provided, however, that (i) the Buyer shall provide the Sellers’ Representative with draft Tax Returns for the relevant Company required to be prepared by the Buyer pursuant to this Section 9.1(b) for a Straddle Period at least thirty (30) days prior to the due date for filing such Tax Returns, (ii) at least fifteen (15) days prior to the due date for the filing of such Tax Returns, the Sellers’ Representative shall notify the Buyer of the existence of any objection the Sellers’ Representative may have to any items set forth on such draft Tax Returns, and (iii) if, after consulting in good faith, the Buyer and the Sellers’ Representative are unable to resolve such objection(s), such objection(s) shall be referred to the Independent Accountant for resolution on a basis consistent with the past practices of the relevant Company with respect to such items.  The cost of the Independent Accountant pursuant to this Section 9.1(b) shall be borne fifty percent (50.00%) by the Sellers and fifty percent (50.00%) by the Buyer.

9.2Payment of Taxes.

(a)Each Seller shall be responsible and liable for the timely payment of its pro rata share of any and all Taxes for any Pre-Closing Tax Period with respect to the properties, income and operations of the Companies.  The Sellers shall not be liable for Taxes that are Excluded Taxes.  Each Seller shall pay to the Buyer its pro rata share of the amount of any Taxes allocated to the Sellers pursuant to this Section 9.2(a) or Section 9.2(b), below (to the extent not already paid by the Sellers on or prior to five (5) Business Days prior to the due date of such Taxes).

(b)All Taxes (other than Excluded Taxes) with respect to the income, property or operations of the Companies that relate to a Straddle Period shall be apportioned between the Sellers and the Buyer as follows: (i) in the case of Taxes other than income, sales and use and withholding Taxes, on a per diem basis, and (ii) in the case of income, sales and use and withholding Taxes, as determined from the books and records of the relevant Company as though the taxable year of the relevant Company terminated at the Effective Time.

9.3Cooperation on Tax Matters.

(a)The Buyer and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Article IX and any Proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement.  The Buyer and the Sellers agree: (i) to retain all books and records with respect to Tax matters pertinent to a Company relating to any taxable period beginning on or before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Sellers, any extensions) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority; and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records

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and, if the other Party so requests, the Buyer or the Sellers, as the case may be, shall allow the other Party to take possession of such books and records.

(b)The Buyer and the Sellers further agree, upon request, to use their reasonable commercial efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Transaction).

(c)The Buyer and the Sellers further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Code Section 6043 (or any corresponding provision of state, local or non-U.S. Tax law), or Code Section 6043A (or any corresponding provision of state, local or non-U.S. Tax law), or Treasury Regulations promulgated under such Sections (or any corresponding provision of state, local or non-U.S. Applicable Law).

9.4Tax-Sharing Agreements

.  All tax-sharing agreements or similar agreements with respect to or involving the Companies shall be terminated as of the Closing Date and, after the Closing Date, the Companies shall not be bound by such agreements or have any Liability under such agreements.

9.5Certain Taxes and Fees.

All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the Transaction (collectively, the “Transfer Taxes”) shall be paid fifty percent (50.00%) by the Buyer and fifty percent (50.00%) by the Sellers when due, and the Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by Applicable Law, the Sellers will join in the execution of any such Tax Returns and other documentation.  Any such Transfer Taxes that were taken into account as Company Expenses in determining the Final Purchase Price shall be treated as having been paid by the Sellers for purposes of this Section 9.5.

9.6Section 338(h)(10) Elections

.  The Buyer and the Sellers will join in elections under Section 338(h)(10) of the Code, together with any elections under the provisions of applicable state law to the same effect (the “Section 338(h)(10) Elections”), for the acquisition of KCS.  The Sellers will take all steps that the Buyer reasonably deems necessary to effectuate the Section 338(h)(10) Elections, including the filing of all required IRS forms and related forms under state law.  The Sellers have prepared, executed and delivered to the Buyer an IRS Form 8023 and any related forms under state law (the “Section 338(h)(10) Forms”) for KCS.  The Buyer will have the sole responsibility for ensuring that the Section 338(h)(10) Elections are timely filed.  The Sellers (to the extent so advised by the Buyer) pursuant to the provisions of this Section 9.6 will cooperate with the Buyer in connection all filing and other requirements necessary to effectuate such elections on a timely basis and agree to cooperate in good faith with the Buyer in the preparation and timely filing of any Tax Returns required to be filed in connection with the making of such elections.

9.7Allocation Statement

.  The Buyer and the Sellers agree to treat the transaction occurring on the Closing Date as a deemed sale of the assets of KCS and KCS-AC pursuant to

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the Section 338(h)(10) Elections.  Neither party will report such transaction in a manner that is inconsistent with such treatment as an asset purchase, nor take any action inconsistent with such treatment, unless required to do so by a Governmental Authority.  The Buyer and the Sellers agree that the Final Purchase Price, the Liabilities of KCS and KCS-AC, any other relevant items treated as consideration for income tax purposes, and all adjustments to the preceding made pursuant to the terms of this Agreement shall be allocated for all Tax purposes among the assets deemed to be sold by KCS and KCS-AC and the allocation shall be in accordance with the allocation methodology attached as Exhibit F attached to this Agreement (the “Allocation Methodology”).  Within sixty (60) days after the determination of the Final Purchase Price, the Sellers’ Representative will deliver or cause to be delivered to the Buyer a statement containing a draft allocation consistent with the Allocation Methodology (the “Allocation Statement”) for the Buyer’s review, comment and approval.  If the Sellers’ Representative and the Buyer are unable to agree upon the allocations in the Allocation Statement within thirty (30) days after delivery of the Allocation Statement provided by the Sellers’ Representative to the Buyer, the Buyer and the Sellers’ Representative shall resolve the dispute by submitting such matter to the Independent Accountant for a determination consistent with the Allocation Methodology pursuant to the procedures set forth in Section 2.4(c).  The parties (and their Affiliates) will report the allocation of the total consideration among the assets of KCS and KCS-AC and the covenants contained in Section 6.5 in a manner consistent with the final Allocation Statement and will act in accordance with the final Allocation Statement in the preparation and timely filing of all Tax Returns (including filing Form 8883 with their respective federal income Tax Returns for the taxable year that includes the Closing Date and any other forms or statements required by the Code, any regulation under the Code, the IRS or any applicable state or local Governmental Authority).  Each party will promptly inform the others of any challenge by any Governmental Authority to any allocation made pursuant to this Section 9.7; provided, however, that, subject to Section 8.5, the Buyer will be fully responsible for conducting and managing any such challenge and any and all related costs and expenses, and agrees to consult with and keep the Sellers’ Representative informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge.

9.8Refunds

.  The Sellers shall be entitled to receive any refunds of Taxes for any Pre-Closing Tax Period, whether received by the Buyer, the Companies, or any of their respective Affiliates, and whether received in the form of a refund, offset, credit, receipt of payment, or otherwise, along with any interest paid with respect thereto by the relevant Governmental Authority net of any associated Taxes and other expenses incurred by the Buyer, the Companies, or any of their Affiliates (a “Tax Refund”), unless such Tax Refund was specifically reflected as an asset within Net Working Capital.  The Buyer, the Companies, and their respective Affiliates shall cause any Tax Refunds to be paid promptly to the Sellers’ Representative.  In the case of any Straddle Period, the amount of Tax Refunds to which the appropriate Sellers are entitled shall be determined in the same manner as Taxes are allocated to the Sellers with respect to such Straddle Period under Section 9.2(b).  The Buyer, the Companies, and their respective Affiliates shall promptly execute such documents, take commercially reasonable additional actions, and otherwise reasonably cooperate as may be necessary to perfect their rights in and obtain all Tax Refunds.  Neither the Buyer, the Companies, nor any of their respective Affiliates shall forfeit, fail to collect, or otherwise minimize or delay any Tax Refund.  The Buyer, the Companies, and their respective Affiliates shall provide the Sellers with such assistance or access to records or information as may be reasonably requested in connection with the review of any Tax Return, including the filing of

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any claim for refund, for purposes of determining the Tax Refunds payable pursuant to this Section 9.8.  The amount of any Tax liabilities included in the Net Working Capital that are not actually paid to the relevant Governmental Authority shall be treated as a Tax Refund to which this Section 9.8 applies.

9.9Prohibited Actions

.  Without first obtaining the prior written consent of the Sellers’ Representative, such consent not to be unreasonably withheld or delayed, and except as otherwise provided in Section 9.1 or required by Applicable Law, after the Closing, neither the Buyer, the Companies, nor their respective Affiliates shall (i) file, re-file, supplement, or amend any Tax Return of any Company for any Pre-Closing Tax Period or Straddle Period; (ii) file any voluntary disclosure agreement, participate in any arrangement similar to a voluntary disclosure agreement, or voluntarily approach any taxing authority regarding any Taxes or Tax Returns of any Company for any Pre-Closing Tax Period or Straddle Period; or (iii) take any action relating to Taxes or that could create a Tax liability for the Sellers with respect to a Pre-Closing Tax Period or Straddle Period.

9.10Post-Closing Tax Filings

.  Except as otherwise provided in Section 9.1(b) with respect to Straddle Periods, the Buyer acknowledges and agrees that it is responsible for making its own determinations with respect to Tax filings after Closing and it shall not rely on the pre-Closing practices of any Seller (and/or any Affiliate thereof) or any Company with respect to such filings.

9.11Transaction Deductions

.  To the extent permitted by Applicable Law, the Buyer and the Sellers shall each be allocated the income Tax deduction attributable to any transaction expense for which each party bears the economic detriment.

Article X
APPOINTMENT OF SELLERS’ REPRESENTATIVE

10.1Appointment

.  By virtue of the execution of this Agreement, each Seller (a) appoints, as of the date of this Agreement, the Sellers’ Representative, as his, her or its true and lawful agent and attorney-in-fact to: (i) direct the Escrow Agent regarding how to distribute any amounts released from the Escrow Account; (ii) give and receive notices and communications to or from the Buyer and/or the Escrow Agent relating to this Agreement, the Escrow Agreement or any of the transactions and other matters contemplated by this Agreement or the Escrow Agreement; (iii) authorize deliveries to the Buyer of cash and/or cash equivalents from the Escrow Amount in satisfaction of claims asserted by Buyer (including by not objecting to claims); (iv) object to any claims by the Buyer in respect of payment from the Escrow Amount; (v) consent or agree to, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to such claims; (vi) assert, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to any other claim by the Buyer against any such Seller or by any such Seller against the Buyer or any dispute between the Buyer and any such Seller, in each case relating to this Agreement, the Escrow Agreement, or the transactions contemplated by this Agreement or the Escrow Agreement;; and (vii) take all other actions necessary, appropriate or convenient in the judgment of the Sellers’ Representative in connection with any transaction contemplated under this Agreement or for the accomplishment of the above,

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in each case without having to seek or obtain the consent of any Person under any circumstance (clauses (i) through (vii), collectively, the “Sellers’ Representative Actions”) and (b) consents to the removal and replacement of the Sellers’ Representative pursuant to Section 10.3, below.  The appointment of the Sellers’ Representative shall be deemed coupled with an interest and shall be irrevocable, and any other Person, including the Buyer and its Affiliates, may conclusively and absolutely rely, without inquiry, upon any action of the Sellers’ Representative as the act of each Seller in all matters referred to in this Agreement, and any such Person shall have no liability for any action taken (or not taken) in reliance upon any action or instruction of the Sellers’ Representative.  Without limiting the generality or effect of the above, any claims or disputes between or among the Buyer, the Sellers’ Representative and/or any one or more Sellers relating to this Agreement or the Escrow Agreement or the transactions contemplated by this Agreement or the Escrow Agreement shall, in the case of any claim or dispute asserted by or against or involving any such Seller (other than any claim against or dispute with the Sellers’ Representative), be asserted or otherwise addressed solely by the Sellers’ Representative on behalf of such Seller (and not by such Seller acting on its own behalf).

10.2Acceptance

. Kenneth C. Stock accepts his appointment as the Sellers’ Representative.

10.3Replacement

.  The Person serving as the Sellers’ Representative may be replaced from time to time by Sellers upon not less than ten (10) days’ prior written notice to the Buyer.

10.4Communications

.  Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Sellers’ Representative shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, all of the Sellers and shall be final, binding and conclusive upon each such Seller; and the Buyer and the Escrow Agent shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Seller.  The Buyer and the Escrow Agent are relieved from any Liability to any Person for any acts done by them in accordance with any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent or instruction of the Sellers’ Representative.

Article XI
MISCELLANEOUS

11.1Press Releases and Public Announcements

.  No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer and the Sellers; provided, however, the Buyer may make any public disclosure it believes in good faith is required by Applicable Law or any listing or trading agreement concerning its publicly traded securities (in which case the Buyer will use its reasonable commercial efforts to advise the other Parties prior to making the disclosure).

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11.2No Third-Party Beneficiaries

.  This Agreement shall not confer any rights or remedies upon any Person (including the employees of a Company) other than the Parties, the Buyer Indemnitees, the Seller Indemnitees, the Covered Persons (with respect to the covenants and agreements set forth in Section 6.9, above), Godfrey & Kahn, S.C. (with respect to the covenants and agreements set forth in Sections 11.17 and 11.18, below), and their respective successors and permitted assigns.

11.3Entire Agreement

. This Agreement (including the documents referred to in this Agreement) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter of this Agreement.

11.4Succession and Assignment

.  This Agreement shall be binding upon and inure to the benefit of the Parties named in this Agreement and their respective successors and permitted assigns.  No Party may assign or delegate either this Agreement or any of his, her or its rights, interests, or obligations under this Agreement without the prior written approval of the Buyer and the Sellers; provided, however, that the Buyer may: (a) assign any or all of its rights and interests under this Agreement to one or more of its Affiliates; and (b) designate one or more of its Affiliates to perform its obligations under this Agreement (in any or all of which cases the Buyer shall remain responsible for the performance of all of its obligations under this Agreement).  Any attempted assignment or delegation of this Agreement or any rights, interests or obligations under this Agreement not in accordance with the terms of this Section 11.4 shall be void.

11.5Counterparts

.  This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.  The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

11.6Headings

.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.7Notices

.  All notices, requests, demands, claims, and other communications under this Agreement shall be in writing.  Any notice, request, demand, claim, or other communication under this Agreement shall be deemed duly given: (i) when delivered personally to the recipient; (ii) two (2) Business Days after being sent to the recipient by reputable overnight courier service (charges prepaid); or (iii) one Business Day after being sent to the recipient by facsimile transmission or electronic mail, addressed to the intended recipient as set forth below:

If to the Sellers:

Kenneth C. Stock

1703 Lost Dauphin

De Pere, WI 54115

Telephone: (920) 619-4004

and

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Stock Development

2639 Professional Circle, Suite 101

Naples, FL 34119

Attention: Brian K. Stock

Telephone: (239) 592-7344

Email: bstock@stockdevelopment.com

With required copies to:

Godfrey & Kahn, S.C.

200 South Washington Street

Suite 100

Green Bay, Wisconsin 54301

Attention:  Timothy J. McCoy

Nicholas J. Vlies

Telephone: (920) 436-7674

(920) 436-7683

Email: tmccoy@gklaw.com

nvlies@gklaw.com

If to the Sellers’ Representative:

Kenneth C. Stock

1703 Lost Dauphin

De Pere, WI 54115

Telephone: (920) 619-4004

With required copies to:

Godfrey & Kahn, S.C.

200 South Washington Street

Suite 100

Green Bay, Wisconsin 54301

Attention:Timothy J. McCoy

Nicholas J. Vlies

Telephone: (920) 436-7674

(920) 436-7683

Email: tmccoy@gklaw.com

nvlies@gklaw.com

If to the Buyer:

MarineMax, Inc.

2600 McCormick Drive

Suite 200
Clearwater, Florida 33759

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USA
Attention: Mike McLamb

                 Manny Alvare
Telephone:  (727) 531-1700
Facsimile:  (727) 532-8367

Email: mike.mclamb@marinemax.com

            manny.alvare@marinemax.com

With required copies to:

Holland & Knight LLP
100 North Tampa Street, Suite 4100
Tampa, Florida 33602

USA
Attention:  Robert J. Grammig
Telephone:  (813) 227-6515
Facsimile:  (813) 229-0134

Email: robert.grammig@hklaw.com

Any Party may change the address to which notices, requests, demands, claims, and other communications under this Agreement are to be delivered by giving the other Party notice in the manner set forth in this Agreement.  If a deadline provided in this Agreement or any agreement contemplated by this Agreement falls on a day other than a Business Day, such deadline shall be extended until the next Business Day.

11.8Governing Law

.  This Agreement shall be governed by and construed in accordance with the domestic laws of Wisconsin without giving effect to any choice or conflict of law provision or rule (whether of Wisconsin or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Wisconsin.

11.9Jurisdiction; Waiver of Jury Trial

. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and its exhibits and schedules, and all related claims and disputes arising, whether in contract or tort, or at law or in equity, shall be governed by, and construed in accordance with, the laws of the State of Wisconsin, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Wisconsin or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Wisconsin. The Parties irrevocably agree and consent to be subject to the exclusive jurisdiction of the United States District Court for the Eastern District of the State of Wisconsin, and waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other Proceeding. In furtherance of the above, each of the Parties (a) waives the defense of inconvenient forum, (b) agrees not to commence any suit, action or other Proceeding arising out of this Agreement or any transactions contemplated hereby other than in any such court, and (c) agrees that a final judgment in any such suit, action or other Proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY

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COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (i) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR (ii) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

11.10Amendments and Waivers

.  No amendment of any provision of this Agreement shall be valid unless in writing and signed by the Buyer and the Sellers.  No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant under this Agreement, whether intentional or not, shall be valid unless in writing and signed by the Party making such waiver.  Any shall such waiver shall not be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

11.11Severability

.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

11.12Expenses

.  Except as otherwise specifically set forth in this Agreement, each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Transaction.  Notwithstanding the above: (a) the Buyer, on the one hand, and the Sellers, on the other hand, each agree to pay fifty percent (50.00%) of all fees and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commissions, surplus line taxes and other fees and expenses of such policy; and (b) the Buyer agrees to pay all of the Pulaski Transaction Expenses.

11.13Construction

.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  The Parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any statute or law shall be deemed also to refer to all rules and regulations promulgated under such laws, unless the context requires otherwise.  Any accounting term used in this Agreement shall have, unless otherwise specifically provided in this Agreement, the meaning customarily given such term in accordance with GAAP and all financial computations under this Agreement will be computed, unless otherwise specifically provided in this Agreement, in accordance with GAAP consistently applied.  The word “including” shall mean including without limitation.  The word “indemnify” means “indemnify” means indemnify, defend, reimburse and hold harmless.  The Parties intend that each representation, warranty, and covenant contained in this Agreement shall have independent significance.  If any Party has breached or violated, or if there is an inaccuracy in, any representation, warranty, or covenant contained in this Agreement

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in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached or violated, or in respect of which there is not an inaccuracy, shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

11.14Incorporation of Exhibits, Annexes and Disclosure Schedule

.  The Exhibits, Annexes and Disclosure Schedule identified in this Agreement are incorporated in this Agreement by reference and made a part of this Agreement.

11.15Deliveries to Buyer

.  The Parties hereto acknowledge and agree that all documents or other items delivered to the Buyer in connection with the transactions contemplated by this Agreement or uploaded or made available in the Data Room on or before the Closing Date shall be deemed to have been delivered, provided or made available to the Buyer for all purposes hereunder.

11.16Specific Performance

.  Each Party acknowledges and agrees that the other Parties may be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in addition to any other remedy to which such Party may be entitled, at law or in equity.  In particular, the Parties acknowledge that the business of each Company is unique and recognize and affirm that in the event any of the Sellers breaches this Agreement, money damages may be inadequate and the Buyer may have no adequate remedy at law, so that the Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the Sellers’ obligations under this Agreement not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.  Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement or any document in connection with the Transaction contemplated by this Agreement shall affect the ability of the Buyer to make any claim under the R&W Insurance Policy.

11.17Waiver of Conflicts

.  Recognizing that Godfrey & Kahn, S.C. has acted as legal counsel to the Sellers and the Companies prior to the Closing, and that Godfrey & Kahn, S.C. intends to act as legal counsel to the Sellers (which will no longer include the Companies) after the Closing, the Buyer hereby waives, on its own behalf and agrees to cause its Affiliates to waive (including, after the Closing, the Companies), any conflicts that may arise in connection with Godfrey & Kahn, S.C. representing any Sellers after the Closing as such representation may relate to the Buyer, the Companies and/or the transactions contemplated by this Agreement.

11.18Pre-Closing Privileged Communications

.  The parties acknowledge that Godfrey & Kahn, S.C. has represented the Sellers and the Companies (collectively, the “Pre-Closing Represented Persons”) in connection with the transactions contemplated by and/or relating to this Agreement prior to the Closing (“Pre-Closing Representation”).  Any privilege attaching as a result of Godfrey & Kahn, S.C.’s representation of such Pre-Closing Represented Persons in connection with the Pre-Closing Representation shall survive the Closing and shall remain in effect; provided that such privilege from and after the Closing shall be assigned to and belong to and controlled by, as applicable, the Sellers (collectively, the “Pre-Closing Represented Seller Persons”).  For clarity, such privilege (i) may be waived only by the applicable Pre-Closing Represented Seller Person(s),

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and not by the Buyer, the Companies or any of their respective Affiliates, and (ii) shall not pass to or be claimed or used by Buyer, the Companies or any of their respective Affiliates.  As to any privileged attorney-client communications between counsel and any Pre-Closing Represented Person(s) prior to Closing (collectively, the “Privileged Communications”), the Buyer agrees, on its own behalf and on behalf of its Affiliates (including, after the Closing, the Companies) and their respective successors and/or assigns, that none of the Buyer, any of its Affiliates (including, after the Closing, the Companies) or any of their respective successors or assigns, may use or rely on any of the Privileged Communications in any action or claim against or involving any of the parties to this Agreement after the Closing.  Further, the parties to this Agreement understand and agree that any failure to segregate and/or restrict the Buyer’s access to any Privileged Communications shall not be considered a waiver of the privilege.  None of the Buyer or any of its Affiliates (including, after the Closing, the Companies) shall have access to any Privileged Communications or to the files of Godfrey & Kahn, S.C. relating to the Pre-Closing Representation after the Closing.  Without limiting the generality of the foregoing, from and after the Closing (a) the Pre-Closing Represented Seller Person(s) (as applicable) and their respective Affiliates (and not the Companies) shall be the sole holders of the attorney-client privilege with respect to the Pre-Closing Representation, (b) to the extent that files of Godfrey & Kahn, S.C. in respect of the Pre-Closing Representation constitute property of the client, only the Pre-Closing Represented Seller Person(s) (as applicable) and their respective Affiliates (and not the Companies) shall hold such property rights, and (c) Godfrey & Kahn, S.C. shall have no duty whatsoever to reveal or disclose any Privileged Communications or files to the Buyer, the Companies or any of their respective Affiliates by reason of any attorney-client relationship between Godfrey & Kahn, S.C. and the Pre-Closing Represented Persons.

Notwithstanding the foregoing, in the event a dispute arises between Buyer and/or the Companies, on the one hand, and a third party (other than a party to this Agreement or any of their respective Affiliates) after the Closing, the Companies (to the extent applicable) may assert the attorney-client privilege to prevent disclosure of confidential communications with Godfrey & Kahn, S.C. to such third party; provided that, in such instance, neither the Buyer nor the Companies may intentionally waive such privilege without the prior written consent of the Sellers’ Representative.

For the avoidance of doubt, this Section 11.18 shall only be applicable to the Pre-Closing Representation and shall not be applicable to any other engagement of Godfrey & Kahn, S.C. by any of the Companies.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the Parties to this Agreement have executed this Agreement as of the date first above written.

“SELLERS”:
_________________________________ Kenneth C. Stock, individually
_________________________________ Georgia Stock, individually
KENNETH C. STOCK AND GEORGIA STOCK 2020 TRUST By: _________________________________ Name: Title:
“SELLERS’ REPRESENTATIVE”:
_________________________________ Kenneth C. Stock, individually

[Signatures continue on next page.]

[Signature Page to Stock Purchase Agreement]

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“BUYER”:
MARINEMAX PRODUCTS, INC. By: _________________________________ Name: Michael McLamb Title: President

[End of Signatures.]

[Signature Page to Stock Purchase Agreement]

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ANNEX I

DEFINITIONS

“ACA” the United States Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010.

“Accounting Principles” shall mean, with respect to the Companies, GAAP (subject to the deviations from GAAP specifically set forth on Exhibit G) applied in a manner consistent with and using the principles, practices, methodologies, procedures and policies, with consistent classifications, judgments, and estimation methodologies (including those regarding inventory valuation and the establishment of general and specific reserves) as used by the Companies in the preparation of the Most Recent Financial Statements, including, without limitation, those principles, practices, methodologies, procedures, and policies set forth on Exhibit G attached hereto and in accordance with the sample Net Working Capital calculation attached to this Agreement as Annex II.   In the event of any inconsistency between GAAP and the accounting principles used by the Companies, the accounting principles used by the Companies shall prevail.  In the event of any inconsistent between the accounting principles used by the Companies in the preparation of the Most Recent Financial Statements and the accounting principles set forth on Exhibit G, the accounting principles set forth on Exhibit G shall prevail.

“Adjustment Escrow Amount” means $2,000,000 deposited with the Escrow Agent to serve as a source of funds for the Buyer’s rights under Section 2.4(d).

“Adverse Consequences” means any and all actions, suits, Proceedings, hearings, investigations, charges, complaints, claims, causes of action, (of every nature, arising from contract, tort, statute, regulation or otherwise), demands, injunctions, judgments, Orders, decrees, rulings, damages of any nature including any deficiency, dues, penalties, fines, charges, awards, assessments, costs, amounts paid in settlement, Liabilities, obligations, Taxes, Liens, controversies, losses, expenses, and fees (including costs of investigation, court costs and reasonable attorneys’ fees and expenses); provided, that Adverse Consequences shall not include any punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Affiliate” means a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the first-mentioned Person.  For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting stock, by contract or otherwise.

“Applicable Law” means, with respect to any Person, any constitution, statute, law, ordinance, rule, principle of common law, code, administrative interpretation, regulation, act, treaty, Order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents.

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“Applicable Privacy Laws” means the Applicable Laws (as amended and enacted from time to time) that relate to Personal Information, privacy, data protection or data transfer issues, including all implementing laws, rules and regulations, all applicable state privacy, security, data protection and destruction, and data breach notification laws, including without limitation the European Union General Data Protection Regulation and applicable implementing laws, the California Consumer Privacy Act, as well as applicable industry standards such as the Payment Card Industry Data Security Standard (PCI-DSS).

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

“Business Day” means any day other than a Saturday, Sunday or a national bank holiday in Florida or Wisconsin.

“Business Interruption Claim Matter” shall mean the claim for business interruption insurance made by KCS to Chubb Insurance (“Chubb”) in connection with the flooding event that occurred on or about December 31, 2019 at the facility located at 804 Pecor Street, Oconto, Wisconsin, for which KCS submitted a Summary of Loss totaling Two Million Three Hundred Eighty-Nine Thousand Eight Hundred Ninety Dollars ($2,389.890) (less the deductibles and advance payments, a net amount due of One Million Seven Hundred Fifty-Six Thousand Two Hundred Eighty-One Dollars ($1,756,281)).

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act.

“Cash” means, as of any time of determination with respect to the Companies, the aggregate amount of all cash, cash equivalents, marketable securities and other short-term investments of the Companies as reflected in the Companies’ bank and money market account statements, including, without limitation, money market funds, money market instruments and any demand deposits, as determined in accordance with the Accounting Principles.

“Cleanup” means all actions to clean up, treat, decontaminate, remove, remediate, or in any other way address the presence or Release of any Hazardous Material whether or not any expense incurred in connection with such action constitutes a capital expenditure.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar local, state or non U.S. law.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Expenses” means, without duplication, the collective amount due and payable by any Company, as of the Closing Date for all fees, costs and expenses incurred in connection with the Transaction, including: (a) the fees and expenses of the Companies’ advisors; (b) any stay bonuses or severance, termination, change in control, retention or similar payments or benefits payable to any employee of a Company in connection with the Transaction and any associated payroll Taxes, in each case to the extent incurred on or prior to the Closing Date (including as a result of the Closing and including any retention arrangements agreed upon by the Buyer and the Sellers prior to the Closing); (c) all fees, costs and expenses set forth in Section 3.1(c) above, and

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Section 4.4 above; provided, however, that if such fees, costs and expenses are paid by a Company prior to the Closing Date and have been otherwise reflected in the Closing Statement, such fees, costs and expenses will not be considered Company Expenses; (d) one-half of the fees and expenses due to the Escrow Agent; (e) one-half of the fees and expenses due to the insurer under the R&W Insurance Policy; (f) one-half of all Transfer Taxes; (g) any fees and expenses due in connection with the D&O Tail Policies to the extent such fees and expenses have not been paid prior to the Closing Date; and (h) the General Employee Bonuses and any associated payroll Taxes.  For the avoidance of doubt, the Company Expenses shall not include the Pulaski Transaction Expenses.

“Company Intellectual Property” means Company-Owned Intellectual Property and Company Non-Owned Intellectual Property.

“Company Non-Owned Intellectual Property” means all non-owned Intellectual Property that is used or under development by, or licensed to, a Company or necessary for the operation of a Company’s business as presently conducted and proposed to be conducted.

“Company-Owned Intellectual Property” means all Intellectual Property that is owned by a Company.

“Confidential Information” means any information concerning the businesses and affairs of a Company that is not already generally available to the public.

“Contract” means any agreement, contract, Lease, consensual obligation, promise, commitment, or undertaking (whether written or oral and whether express or implied).

“Copyright” means any moral rights and any copyright: (i) licensed from any third party; or (ii) assigned, registered or applied for, and all applications, registrations and renewals in connection therewith.

“COVID-19” means SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2), coronavirus disease or COVID-19.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other Applicable Law or Order by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the CARES Act.

“Data Room” means the online data room established by the Sellers and the Companies for purposes of this Transaction prior to 5:00 pm Central Time on May 1, 2021.

“Deed Restriction” means an institutional control, restriction or use limitation to run with the land.

“Employee Benefit Plan” means collectively, each Employee Pension Benefit Plan, each Employee Welfare Benefit Plan, and each pension, benefit, retirement, supplemental retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, dividend reinvestment, severance pay, vacation, change in control, retention, bonus or other performance or

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other incentive plan, medical, vision, dental or other health plan, any life insurance plan, or any other employee benefit plan or fringe benefit plan, and any other or similar or equivalent employee benefit plan, program or arrangement of any kind contemplated under Applicable Law, and any other written or unwritten employee program, arrangement, agreement or understanding, whether arrived at through collective bargaining or otherwise, currently or previously adopted, maintained by, sponsored in whole or in part by, or contributed to by a Company, or under which a Company has any Liability, for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate.

“Employee Pension Benefit Plan” means any employee pension and post-retirement benefit plan, program or arrangement of any kind contemplated under Section 3(2) of ERISA or a similar arrangement under Applicable Law.

“Employee Welfare Benefit Plan” has the employee welfare benefit plan, program or arrangement of any kind contemplated under Section 3(1) of ERISA or a similar arrangement under Applicable Law.

“Environment” means soil, land surface and subsurface strata, surface waters (including navigable and non-navigable inland and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor and outdoor air), and plant and animal life.

“Environmental Contamination” means the presence of free product, Hazardous Materials, or any form of contaminant in the Environment in violation of Environmental, Health and Safety Laws or in such concentrations or quantities that exceed the applicable limits or standards under Environmental, Health and Safety Laws.

“Environmental, Health and Safety Laws” means all applicable federal, state, local and foreign statutes, regulations, and ordinances concerning public health and safety, worker health and safety, and pollution or protection of the Environment, including all those relating to odor, nuisance, the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, control, or Cleanup of any Hazardous Materials, substances or wastes, as such of the above are enacted and in effect on or prior to the date of this Agreement.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, any other entity, which, together with such entity, would be treated as a single employer (a) under Code Section 414(b) or (c) for purposes of any benefit plan subject to Title IV of ERISA, or (b) under Code Section 414(b), (c), (m) or (o) for any purpose under the Code, or means any entity that would, within the past six (6) years, have been would be considered a single employer with a Company under Section 4001(b) of ERISA or part of the same “controlled group” as such Company for purposes of Section 302(d) of ERISA.

“Escrow Account” means an escrow account to be established and maintained by the Escrow Agent.

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“Escrow Agent” means TMI Trust Company, or its successor, in its capacity as such pursuant to the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement by and among the Sellers, the Buyer and the Escrow Agent executed as of the Closing Date, substantially in the form attached as Exhibit E.

“Escrow Amount” means the Adjustment Escrow Amount and the Indemnity Escrow Amount.

“Excluded Taxes” means any Taxes taken into account in the calculation of the Final Purchase Price.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977.

“GAAP” means the United States generally accepted accounting principles (as in effect as of the relevant dates hereof), consistently applied, used in the preparation of the Most Recent Financial Statements.

“General Employee Bonuses” shall mean the discretionary bonuses to be paid to employees of KCS in connection with the Closing (as described in Section 4.20(g)(2) of the Disclosure Schedule), the aggregate amount of which is set forth in the Estimated Closing Statement.

“Governmental Authority” means any foreign or domestic federal, territorial, state or local governmental authority, quasi-governmental authority or non-governmental regulatory authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the above.

“Governmental Authorization” means any: (a) consent, license, registration, approval, authorization, permit, Order, certificate, franchise, or variance issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Applicable Law; or (b) right under any Contract with any Governmental Authority.

“Hazardous Material” means any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, or toxic, or otherwise regulated under Environmental, Health and Safety Laws.

“Indebtedness” means, as of any time with respect to any Person, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment or other fees, expenses, breakage or other costs, commitment fees, penalties, make-whole premiums or other similar fees or premiums payable as a result of the transactions) arising under, any Liabilities or obligations of the Companies, as determined in accordance with the Accounting Principles, consisting of:  (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money or for the deferred or contingent purchase price of property; (b) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such date; (c) obligations in

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respect of any financial hedging arrangements or similar agreements; (d) all obligations, including reimbursement obligations, arising under lines of credit, letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (e) obligations as lessee or lessees under leases that may be treated as capital leases in accordance with GAAP (but, for the avoidance of doubt, excluding the effects of ASC 842); (f) all unfunded obligations for defined benefit pension arrangements in accordance with GAAP; and (g) all guarantees in respect of clauses (a) through (f). For the avoidance of doubt, Indebtedness does not include the PPP Loan.

“Indemnity Escrow Amount” means $315,000 deposited with the Escrow Agent to serve as a source of funds to satisfy the indemnification obligations of the Sellers under Section 8.2(a).

“Intellectual Property” means any: (i) Patents; (ii) Marks; (iii) Copyrights; (iv) Confidential Information and trade secrets, including confidential research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, all inventions (whether patentable or not), invention disclosures, databases and data collections, and all documentation relating to any of the above; (v) software or computer programs, internet uniform resource locators, domain names, databases, subroutines, user interfaces, techniques, URLs, web sites and data collections and all rights in such software; (vi) all moral and economic rights of authors and inventors, however denominated; (vii) all unregistered rights in copyright to print or electronic publications and content; (viii) all other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the above such as instruction manuals, prototypes, samples, studies, and summaries); (ix) any similar or equivalent rights to any of the above; and (x) licenses and agreements pursuant to which a Person has acquired rights in or to any of the above or licenses or agreements pursuant to which a Person has licensed or transferred the right to use any of the above.

“Internal Revenue Service” or “IRS” means the Internal Revenue Service of the United States Department of the Treasury.

“IT Infrastructure” means information technology resources and services used for operations of the Companies, including (i) applications, operating system, network, supply chain, enterprise resource management, and other software; (ii) network, routing, wireless, telecommunications, and other hardware; (iii) servers, workstations, personal computers, and mobile devices; and (iv) hosting, cloud, data center, disaster recovery, and managed services.

“Knowledge” means, as to the Sellers, the actual knowledge of the members of KCS’s board of directors and KCS’s officers with responsibility for the subject matter subject to such knowledge qualifier, in each case after reasonable investigation.  For the avoidance of doubt, the Knowledge of the Sellers shall include the actual Knowledge of the Sellers, Mark Pederson, Michael Pigeon and Chris Berge.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, Improvements, fixtures, or other interest in real property held by a Company, as set forth on Section 4.12(a) of the Disclosure Schedule.

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“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect to such Leases, pursuant to which a Company holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of a Company under such agreements.

“Liability” means any Indebtedness, liability, claim, cause of action, loss, damage, deficiency, responsibility or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether secured or unsecured, whether disputed or undisputed, whether incurred or consequential, whether liquidated or unliquidated, whether due or to become due, whether joint or several, whether vested or unvested, whether choate or inchoate), including any liability for Taxes, other governmental charges or lawsuits brought, whether or not of a kind required by GAAP to be set forth in financial statement and regardless of whether such Indebtedness, duty or liability, is immediately due and payable, and including all related costs and expenses.

“Lien” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, charge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal, or similar restriction, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Mark” means any trademark, trade name, trade dress, service mark, domain name, logos, brand names, slogans, product names, designs, and any registrations and applications for any of the above.

“Material Adverse Effect” or “Material Adverse Change” means any change, event or effect that has a materially adverse effect on the business, assets, Liabilities, or results of operations of either Company, taken as a whole, except to the extent resulting from: (a) changes in general local, domestic, foreign, or international economic conditions; (b) changes affecting generally the industries or markets in which a Company operates; (c) acts of war, sabotage or terrorism, military actions; (d) any changes in Applicable Laws or accounting rules or principles, including changes in GAAP; or (e) the announcement of any of the Transaction.

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Multiemployer Plan” means any multiemployer plan, program or arrangement of any kind contemplated under Section 3(37) of ERISA or a similar arrangement under Applicable Law.

“Net Working Capital” means, on a consolidated basis, an amount equal to: (a) the sum of (i) trade accounts receivable, plus (ii) inventory, plus (iii) cash deposits and prepaid costs and prepaid expenses, plus (iv) inbound cash, checks, and wires, plus (v) other current assets; minus (b) the sum of (i) trade accounts payable and customer deposits, plus (ii) checks in transit, plus (iii) accrued expenses and other accrued liabilities (other than the Closing Date Indebtedness), including, but not limited to, reserves for warranty, amounts owed to customers or dealers, and incentives owed, plus (iv) unearned revenue; to be calculated in accordance with the Accounting

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Principles.  For the avoidance of doubt, the calculation of Net Working Capital shall not take into account any Cash, Closing Date Indebtedness, Closing Date Company Expenses, or the Pulaski Transaction Expenses.   An example of the Net Working Capital of the Companies is attached to this Agreement as Annex II.

“Order” means any award, assessment, decision, decree, injunction, judgment, order, ruling, subpoena, writ, verdict or similar requirement entered, issued, made or rendered by any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” means: (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the certificate of formation and limited liability company agreement, operating agreement, or similar agreement of a limited liability company; (c) the partnership agreement and any statement of partnership of a general partnership; (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or agreement or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to or restatement of any of the above.

“Owned Real Property” means all land, together with all buildings, structures, Improvements, and fixtures located thereon, that is owned by a Company.

“Patent” means any patent, any application for a patent, or any continuation, continuation-in-part, division, renewal, extension (including any supplemental protection certificate), reexamination or reissue of such items.

“Permits” means all Governmental Authorizations and applications for any Governmental Authorization that are necessary, or required by Applicable Law, to own, lease and/or operate a Company and its business or to operate, occupy, or use the Real Property substantially as it is currently operated, occupied, and used.

“Permitted Lien” means: (a) liens granted to holders of Indebtedness that will be satisfied and released at Closing;  (b) any interest or title of a lessor under an operating lease or capitalized lease or of any licensor or licensee under a non-exclusive license; (c) any statutory lien in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and any other like lien incurred in the Ordinary Course of Business for amounts that are (i) not due and payable as of the Closing Date or (ii) being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (d) any zoning, building codes and other land use laws which are imposed by any Governmental Authority having jurisdiction over such Real Property and which are not violated by the current use or occupancy of such Real Property or the operation of a Company’s business as currently conducted thereon (or, if such violations exist, which are not disclosed on any applicable Disclosure Schedule); (e) any easement, right of way or other matter of record, utility company right, franchise or other similar encumbrance affecting Real Property, which does not individually or in aggregate with all other easements, rights of way or other matters of record, utility company rights, franchises or other similar encumbrances (1) materially interfere with the use of such Real Property for its intended

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purposes in the ordinary course of business at such location or (2) materially impair the value of such Real Property; and (f) liens for unpaid Taxes, assessments or other governmental charges (1) not yet delinquent or (2) the amount or validity of which is being contested in good faith by appropriate proceedings and which are set forth on Exhibit H to this Agreement; and (g) those liens set forth on Exhibit H to this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a Governmental Authority (or any department, agency, or political subdivision of a Governmental Authority).

“Personal Information” means information that identifies a natural person (a “Data Subject”), including name, mailing address, email address, social security number, license number, financial account information, credit/debit cardholder information, and information that permits or facilitates identity theft.  The term “Personal Information” includes profile information, tracking data (including tracking data gathered from a Data Subject’s online activities), and other related analytics.

“PPP” means the SBA Paycheck Protection Program.

“PPP Cash” means the PPP Loan received by KCS in the original principal amount of $3,823,487.

“PPP Loan” shall have the meaning set forth in Section 4.29.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of a Straddle Period deemed to end on the Closing Date.

“Pre-existing Environmental Condition” means Environmental Contamination resulting from pre-Closing events, whether known or unknown at the time of Closing.

“Proceeding” means any present or future, threatened or pending, civil, administrative, investigative, criminal, labor, Tax, judicial or other type of demand, claim, complaint, litigation, suit, action, demand, hearing, proceeding, assessment, audit, charge, grievance, indictment, allegation, investigation, interrogatory, subpoena, inquiry, discussion, notice, alternative dispute resolution mechanism (including, without limitation, any shareholder or derivative action or mediation or arbitration proceeding), and any appeals, whether by a Governmental Authority or otherwise.

“Pulaski Transaction” shall mean the transactions contemplated by that certain Real Estate Purchase Agreement, dated February 19, 2021, by and between Marquis Yachts, LLC and KCS-AC and the agreements, instruments and other documents contemplated therein.

“Pulaski Transaction Expenses” shall mean the third party costs and expenses incurred by KCS-AC or KCS in connection with the Pulaski Transaction, including, without limitation, environmental consultant fees, title insurance fees, surveyor fees, recording fees, and legal fees, in the amount of $153,998, but in no event shall such amount exceed $163,998.

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“R&W Insurance Policy” means the buy-side representations and warranties insurance policy underwritten by Dual Transactional Risk, a division of Dual Commercial LLC, and provided to the Buyer (as it may be amended, modified or otherwise supplemented from time to time).

“Real Property” means the Owned Real Property and the Leased Real Property.

“Receivables” means all trade accounts receivable and other rights to payment from customers of a Company in respect of goods shipped or products sold or services rendered on behalf of a Company’s business, and any related claim, remedy or other right.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, escaping, seeping, injection, deposit, disposal, discharge, dispersal, leaching, or migration on or into the Environment, or into, onto, under, above, about, within or out of any property.

“RoHS Directives” means the European Union’s Directives 2002/95/EC and 2011/65/EU on the restriction on the use of certain Hazardous Materials in electronic equipment.

“SBA” means the U.S. Small Business Administration.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Seller Cap” means $315,000.

“Seller Deductible” means $315,000.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, another Person (i) of which 50% or more of any class of capital stock or other equity interest is owned or controlled, directly or indirectly, by such first Person, or (ii) of which such first Person is a general partner.

“Tax” or “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, social security (or similar), estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, value added, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever imposed by a Governmental Authority, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

“Tax Return” means any return, report, statement, schedule, notice, form, listing, declaration, claim for refund, or information return or other document or information relating to Taxes, including any schedule or attachment to such Tax Return, and including any amendment of such Tax Return.

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“Taxing Authority” means any Governmental Authority exercising any authority to impose, collect, enforce, regulate or administer the imposition of Taxes.

“Trade Compliance Laws” means any requirement of Applicable Law relating to the regulation of imports, exports, re‑exports, transfers, releases, shipments, transmissions or any other provision of goods, technology, software or services trade compliance laws in jurisdictions in which either Company is operating in or has operated in.

“United States” or “U.S.” means the United States of America, including its territories and possessions.

“WEEE Directives” means the European Union’s directives 2002/96/EC and 2012/12/EU on waste electrical and electronic equipment.

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ANNEX II

NET WORKING CAPITAL EXAMPLE

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EXHIBIT A

PRO RATA PERCENTAGES

Kenneth C. Stock  – 5.5%

Georgia Stock – 4.5%

Kenneth C. Stock and Georgia Stock 2020 Trust – 90%

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EXHIBIT B

EXCEPTIONS TO THE SELLERS’ REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION

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EXHIBIT C

EXCEPTIONS TO THE BUYER’S REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION

None.

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EXHIBIT D

AUTHORIZATIONS, CONSENTS, AND APPROVALS

1.

Consent from Wells Fargo Commercial Distribution Finance, LLC pursuant to the Amended and Restated Vendor Agreement, dated August 6, 2020, by and between Wells Fargo Commercial Distribution Finance, LLC and KCS.

2.

Consent from Wells Fargo Capital Finance Corporation Canada pursuant to the Amended and Restated Vendor Agreement, dated August 4, 2020, by and between Wells Fargo Capital Finance Corporation Canada and KCS.

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EXHIBIT E

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EXHIBIT F

ALLOCATION METHODOLOGY

Asset Class	Purchase Price Allocation Methodology
1.Class I Assets (cash, demand deposits and similar accounts in financial institutions)	Amount reflected in Closing Date Net Working Capital
2.Class II Assets (certificates of deposit, U.S. Government securities, readily marketable stock or securities (other than stock of affiliates) and foreign currency)	Amount reflected in Closing Date Net Working Capital
3.Class III Assets (debt instruments including accounts receivable)	Amount reflected in Closing Date Net Working Capital
4.Class IV Assets (inventory)	Amount reflected in Closing Date Net Working Capital
5.Class V Assets (all assets that are not Class I, II, III, IV, VI or VII assets)	Fair market value, but not to exceed $15,000,000 in the aggregate.

6.Class VI Assets (all Code Section 197 intangibles other than goodwill and going concern value, including designs, patterns, know-how, formulas, customer-based intangibles, supplier-based intangibles, franchises, trademarks, and trade names)

Fair market value, but the amounts allocated to the restrictive covenants set forth in Article VI of the Agreement shall not exceed $100,000 in the aggregate.
7.Class VII Assets (goodwill and going concern value)	Residual

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EXHIBIT G

ACCOUNTING PRINCIPLES

The following rules and other limitations and exceptions to GAAP and past practices set forth below and used on Annex II shall be applied in determining Working Capital and shall take precedence over all other provisions of the Agreement.

1.

All of the provisions of this section and the calculations of Working Capital, Cash, Indebtedness, Company Expenses and any other component of the Closing Statement shall be interpreted so as to avoid double counting (whether positive or negative) of any item.

2.	Working Capital shall be prepared as if the Closing was the normal fiscal year end of the Company, including the following true-ups typically made at year-end:
a.	Warranty accrual
b.	Special incentive discount accrual
c.	Workers compensation accrual
d.	Captive insurance dividends receivable
3.

Accounts receivable shall be stated at book value, without any reduction in respect of any deemed bad or doubtful debt allowances or general bad debt reserves, except for any amounts where there is reasonable evidence existing of the non-recoverability of such balances.  For the avoidance of doubt, there shall be no reserve included for any amounts recovered within the 90 days following Closing.

4.	For purposes of calculating inventory value:
a.	Inventory shall be valued on a FIFO basis, and any LIFO reserve balance will be disregarded in the calculation of inventory
b.	Inventory value shall include capitalized manufacturing variances in accordance and consistent with KCS’s manufacturing accounting at December 31, 2020, as illustrated on the addendum to Annex II.
c.	Used boat inventory, if any, will be valued using low BUC or similar values
5.	All prepaid assets categorized as current assets in Annex II shall be treated as current assets for the purposes of calculating Working Capital, excluding the KC Stock state tax payment.
6.	All accounts related to the IC-DISC, including related accrued commissions, shall be disregarded.
7.	All accounts related to real property not acquired as part of the transaction, including the Crivitz facility, shall be disregarded.
8.	Accruals related to health insurance and health reimbursement accounts shall be stated according to a reasonable assessment of the Company’s exposure and consistent with historical practices.
9.

The calculation of Working Capital shall not include, directly or indirectly, (i) any additional reserve or accrual that is not reflected on Annex II, unless required pursuant to the Companies’ past accounting practices as used in the preparation of the financial statements for the Most

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Recent Fiscal Year End, and (ii) where an accrual, provision or liability was made or included in Annex II in relation to any matter or series of related matters, the calculation thereof for purposes of the Closing Statement shall be in accordance with historical practices.

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EXHIBIT H

PERMITTED LIENS

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DISCLOSURE SCHEDULE

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